Exhibit 2.4

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of July 31, 2018 (the “Signing Date”), is entered into by and among Kaleyra, S.p.A., a company organized and existing under the laws of Italy (the “Buyer”); Buc Mobile, Inc. d/b/a Hook Mobile., a Delaware corporation (the “Company”); Ipai Terry Hsiao, a resident of the state of Virginia in his capacity as agent of the Sellers (“Sellers’ Representative”); and the individuals and entities listed on Exhibit F attached hereto directly under the heading “Stockholders” (each such individual and each such entity individually, a “Seller” and, collectively, the “Sellers”).

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding shares of stock of the Company (such shares, the “Equity Interests”);

WHEREAS, Ipai Terry Hsiao, an individual residing in the Commonwealth of Virginia in his individual capacity (and not as Sellers’ Representative) (“Hsiao”), Kirk Tsai, an individual residing in the state of Maryland (“Tsai” and Hsiao, each a “Founder” and collectively, the “Founders”), IDG-Accel Growth Fund, L.P., a Cayman Islands limited partnership, IDG-Accel China Growth Fund-A, L.P., a Cayman Islands limited partnership, and IDG-Accel China Investors, L.P., a Cayman Islands limited partnership, (the “IDG Entities”, and together with the Founders, collectively, the “Principal Sellers”) together own a super-majority of the issued and outstanding Equity Interests of the Company (such interest the “Majority Shares”);

WHEREAS, Soren Schafft, an individual residing in the state of Virginia, and William Peters, an individual residing in the state of Virginia (Soren Schafft and Williams Peters, each a “Manager” and collectively the “Managers”), collectively hold certain Options and own certain of the issued and outstanding Equity Interests of the Company (the “Management Shares”);

WHEREAS, the other shareholders of the Company, not including the Principal Sellers, and one or more of the Managers (such other shareholders, the “Minority Shareholders”) own the remaining outstanding Equity Interests in the Company (such interest, the “Minority Shares”);

WHEREAS, certain employees, advisors, directors to the Company (who may also be (but not all of whom are) Principal Sellers, the Managers, or Minority Shareholders) (collectively, the “Optionees” and each, an “Optionee”) hold stock option grants pursuant to the Company’s 2013 Equity Incentive Plan (the “Equity Incentive Plan”), which grants (i) have not yet been exercised, and (ii) may be exercised via a cashless exercise method or otherwise may be “cashed out;”’ and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Equity Interests, as applicable, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Exhibit A attached hereto.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of the Equity Interests./

(a) Subject to the terms and conditions set forth herein, at the Closing, the Sellers shall sell to Buyer, and Buyer shall purchase from the Sellers, the Equity Interests for the Purchase Price, free and clear of any and all Encumbrances (other than Encumbrances arising under securities Laws or Encumbrances created by Buyer).

(b) the aggregate purchase price for the Equity Interests shall provisionally be set forth at $10,250,000 (the “Provisional Purchase Price”). The Provisional Purchase Price shall be paid to the Sellers net of the Company Closing Debt (which will be repaid from the Company’s cash on hand and, as needed out of the Provisional Purchase Price) and subject to the adjustments pursuant to Section 2.04.

(c) The Provisional Purchase Price shall be paid (i) as to $6,250,000.00 at Closing (the “Closing Consideration”), by means of cash consideration US$2,500,000 (the “Initial Cash Consideration”) and the Setoff Consideration; and (ii) as to an amount of $4,000,000.00 in cash following Closing Date (the “Deferred Consideration”).

(d) The Provisional Purchase Price shall be (i) decreased by the Company Closing Debt pursuant to Section 2.03; and (ii) increased or decreased as to Net Working Capital in accordance with Section 2.04. The Provisional Purchase Price as adjusted pursuant to the above and ultimately distributable to the Sellers and the Optionees shall be referred to as the “Final Purchase Price”.

(e) At Closing, Buyer shall pay the Closing Consideration by paying in cash to the Paying Agent US$2,500,000 for immediate distribution to (i) the creditors with respect to the amount of the Company Closing Debt outstanding after application of the Pre-Closing Cash, (ii) the payees with respect to the Scheduled Transaction Expenses shown on Exhibit C, (iii) the Sellers’ Representative with respect to the Sellers’ Rep Fund Amount; and (iv) the Sellers and Optionees, all as further set forth on the Closing Flow of Funds memo as part of Exhibit C.

(f) In addition, at Closing, Buyer shall owe to the Principal Sellers US$3,750,000 as partial consideration for the Majority Shares and shall set that amount off against the amount that the Principal Sellers shall owe to Buyer (in the individual amounts shown on Exhibit C), in consideration for the issuance by Buyer to the Principal Sellers of 3,543 newly issued shares of Buyer (the “Subscribed Shares”), for a subscription price of $1,058.43 per share (which is equal to 905€, at an agreed upon Euro to USD rate of 1.00 € : US$1.1695 (the “Exchange Rate”)), for a total subscription price of US$3,750,000 (which is equal to 3,206,415 € at the Exchange Rate) (such consideration, the “Setoff Consideration”); and

(g) The Buyer shall pay the Sellers and the Optionees (under the Option Cancellation and Cash-Out Agreements) the Deferred Consideration, as adjusted pursuant to the provisions of Section 2.05 below, in the estimated amounts (which assume full pay-out of the maximum amounts of consideration and no offsets for working capital adjustments and for indemnity claims) and in the individual percentage allocations set forth in Exhibit F (which take into account the amounts and nature of the consideration distributed at Closing among the Principal Sellers, Minority Shareholders, and Optionees at Closing), consisting of (i) US$2,000,000 on the first anniversary of the Closing Date (the “First Deferred Payment”) and (ii) US$2,000,000 on the second anniversary of the Closing Date (the “Second Deferred Payment”), with such amounts to be deposited with the Paying Agent (either directly from the Buyer or indirectly through Intesa Sanpaolo S.p.A. (“Intesa”), if the Bank LCs (or either of them) are used to fund the First Deferred Payment or Second Deferred Payment, in whole or in part) for immediate distribution to the Sellers in the amounts set forth on Exhibit C.

Section 2.02 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Equity Interests contemplated hereby (the “Closing”) shall take place on the date hereof or not later than the second (2nd) business day following the fulfillment or waiver in writing of the Conditions Precedent or on a different date and time as may be agreed by the Buyer and the Sellers’ Representative in writing (the “Closing Date”) with deemed effect at the offices of the Company in Vienna, Virginia. The parties agree that the Closing may occur remotely by the electronic delivery of the closing documents, with delivery of original, executed documents to follow promptly thereafter. The Closing shall be deemed effective for all purposes hereof as of 11:59:59 p.m. Eastern Time on the Closing Date (the “Effective Time”).

Section 2.03 Transactions to be Effected at the Closing.

(a) Sellers’ Representative shall deliver to Buyer, no less than one (1) business day before the Closing Date a written statement of the amount of Debt of the Company, specifying the final payment to be made at Closing by the Buyer as per Section 2.03(b)(iii), to pay out and discharge in full all such Debt and to effect the release and discharge of any Encumbrances securing such Debt. Any such Debt of the Company is referred to as the “Company Closing Debt”.

(b) At the Closing, Buyer shall:

(i) Execute, together with the Principal Sellers, (a) a subscription agreement (the “Subscription Agreement”), pursuant to which the Principal Sellers shall agree and shall undertake to subscribe for the Subscribed Shares in the amounts and in the proportions set forth in Exhibit C; and (b) a set-off agreement pursuant to which the Principal Sellers agree to set off the amount of the Setoff Consideration owed to them by the Buyer for the Majority Shares pursuant to this Agreement against the amounts they owe to the Buyer in connection with the subscription of the Subscribed Shares (the “Set Off Agreement”), and the Buyer agrees to set off the amounts owed to it by the Principal Sellers in connection with the subscription of the Subscribed Shares, such that, following the execution and performance of such Set Off Agreement and the payment of the Initial Cash Consideration due to the Principal Sellers at Closing, the Buyer’s obligation to the Principal Sellers for the payment of the Setoff Consideration due to them in connection with the sale of the Majority Shares and the Principal Sellers’ obligation to the Buyer for the subscription of the Subscribed Shares are mutually and fully extinguished;

(ii) deliver to the Principal Sellers the Subscribed Shares, pro rata in accordance with each Principal Seller’s applicable portion of the Majority Shares, consisting of evidence of ownership of the Subscribed Shares, free and clear of all Encumbrances, as set forth in Exhibit C;

(iii) deliver to the Paying Agent the Closing Consideration and cause the Paying Agent promptly to:

(1) pay the Company Closing Debt, on behalf of the Company, to the creditors with respect thereto, as identified on Exhibit C, the amounts set forth on Exhibit C with respect to each such creditor;

(2) pay to each Principal Seller the amounts set forth on Exhibit C as Initial Cash Consideration;

(3) pay to the Company’s payroll processor the aggregate sum of the payments to be distributed to each Manager and to each Optionee who is an employee the amounts set forth on Exhibit C (with such aggregate amount shown on the Closing Flow of Funds) as Initial Cash Consideration;

(4) pay to each Minority Shareholder the amounts set forth in Exhibit C as Initial Cash Consideration;

(5) deposit to the account designated by the Sellers’ Representative (as shown on the Closing Flow of Funds memo as part of Exhibit C) the Sellers’ Rep Fund Amount;

(6) pay to the applicable service providers, the Scheduled Transaction Expenses, as set forth on Exhibit C, by wire transfer of immediately available funds to the bank accounts previously designated in writing by such service providers to Buyer;

(iv) provide to the Sellers the fully-effective and executed Bank LCs, issued by Intesa via Citibank

(v) provide to the applicable counterparty(ies) counterparts of the other Transaction Documents required to be delivered by Buyer at the Closing pursuant to this Agreement, duly executed by Buyer.

(c) At the Closing, Company or the applicable Sellers shall deliver to Buyer:

(i) Instruments of assignment with respect to the Equity Interests, transferring title to the same to Buyer free and clear of all Encumbrances;

(ii) counterparts of the other Transaction Documents required to be delivered by Sellers at or prior to the Closing pursuant to this Agreement, duly executed by the applicable Seller(s);

(iii) executed copies of the Option Cancellation and Cash-Out Agreements from each of the Optionees;

(iv) written resignations, in the form attached to this Agreement as Exhibit D, effective as of the Closing Date, of Messrs. Quan Zhou and James Hong, non-continuing members of the board of directors of the Company;

(v) written evidence, in the form previously approved by counsel to Buyer, of the approval of the landlord with respect to the Company’s lease with respect to its office in Vienna, Virginia;

(vi) a copy of the certificate of incorporation of the Company, certified by the Secretary of State of Delaware, and a copy of the Company’s bylaws, certified by an officer of the Company;

(vii) reasonably current good standing certificates (or its equivalent) for the Company from Delaware and any other jurisdiction in which the failure to be qualified to conduct business as a foreign corporation would have a material adverse effect on the Company; and

(viii) duly executed trust certificates or other evidence of authority with respect to the James H. Hunt Revocable Living Trust and James C. Hong Trust UAD June 1, 2006;

(ix) from each Seller who (i) is a natural person, (ii) a resident of a community property state, and (iii) is married, a spousal consent from the legal spouse of such Seller with respect to the transactions contemplated hereby or an affidavit of non-married status, in each case in form and substance reasonably satisfactory to Buyer;

(x) a certificate, dated as of the Closing Date, signed by the Sellers’ Representative, certifying the fulfillment in all material respects of the conditions set forth in Section 4.01(a) and Section 4.01(b);

(xi) to the extent not previously provided to counsel to the Buyer, for each employee of the Company, either (i) a duly executed Employee Proprietary Information, Inventions, Non-Solicitation, and Non-Competition Agreement, dated as of the start date of the employment of such employee, or (ii) an agreement, in form and substance acceptable to the Buyer, assigning rights of such employee to the Intellectual Property of the Company, if any, to the Company; and

(xii) payoff letters and termination statements under the Uniform Commercial Code or comparable legislation, and such other instruments as may be reasonably requested by Buyer to extinguish all Debt of the Company outstanding as of the Closing Date, and all security interests related thereto, each in form and substance reasonably acceptable to Buyer.

(d) On Closing Date, the Principal Sellers shall:

Execute, together with the Buyer, (a) the Subscription Agreement; and (b) the Set-Off Agreement.

(e) On or immediately prior to the Closing the Company’s Board will have accelerated vesting of the unvested portion of each Company Option in full such that all options identified on Exhibit C will be cashed out in accordance with the other provisions of the Option Cancellation and Cash-Out Agreements.

(f) On Closing Date, the Company shall pay to the Paying Agent the Pre-Closing Cash, which shall be applied to reduce the Closing Company Debt.

Section 2.04 Purchase Price Adjustments.

(a) Post-Closing Adjustments.

(i) Within one hundred twenty (120) days after the Closing Date, Buyer shall cause to be prepared and delivered to Sellers’ Representative Buyer’s written determination (the “Final Closing Statement”) of: (x) the Net Working Capital of the Company as of the Closing Date (the “Closing Net Working Capital”), which shall be calculated as follows: (A) if the Net Working Capital on July 31, 2018 is greater than the Net Working Capital on June 30, 2018, then pursuant to the following formula: [(A – B)/31 x C] + B, where A = the Net Working Capital on July 31, 2018, B = the net Working Capital on June 30, 2018, and C = the number of the day of the month of July on which the Closing occurred, (B) if the Net Working Capital on July 31, 2018 is less than the Net Working Capital on June 30, 2018, then pursuant to the following formula: A – [(A – B)/31 x C], where A = The Net Working Capital on June 30, 2018, B = the Net Working Capital on Julye 31, 2018, and C – the number of the day of the month of July on which the Closing occurred, and the resulting NWC Adjustment, if any, and (y) Closing Net Debt. Buyer’s calculation of Closing Net Working Capital, and Closing Net Debt, and all computations and determinations related thereto shall be prepared in accordance with GAAP. Notwithstanding the foregoing, for the purposes of calculating the Closing Net Working Capital on June 30, 2018 and on July 31, 2018 under this Section 2.04, only the accounts receivable that are actually collected within one hundred twenty (120) days following the Closing Date shall be considered as accounts receivable for the Closing Net Working Capital calculation.

(ii) If the Closing Net Working Capital of the Company, as finally determined pursuant to Section 2.04(c), is greater than US0 (zero U.S. dollars) then Buyer shall pay such excess to Transaction Account to be distributed pro rata to the Sellers in accordance with Exhibit C. If the Closing Net Working Capital of the Company, as finally determined pursuant to Section 2.04(c) is less than US$0.00 (zero U.S. dollars), then Sellers shall refund to Buyer an amount equal to such shortfall pro rata in accordance with each Seller’s and Optionee’s applicable portion of the Equity Interests. The Sellers shall be deemed to have made such payment when, at the time of the First Deferred Payment, Buyer holds back the applicable amount from the First Deferred Payment.

(iii) If the Closing Net Debt, as finally determined pursuant to Section 2.04(c), is greater than zero, then Buyer shall be entitled to offset such amount against pro rata future amounts payable to the Sellers and Optionees (in each case as shown on Exhibit F) an amount equal to such excess. The Sellers shall be deemed to have paid such amount when, at the time of the First Deferred Payment, Buyer holds back the applicable amount from the First Deferred Payment. If the Closing Net Debt, as finally determined pursuant to Section 2.04(c), is lower than zero, then Buyer shall pay such amount to Transaction Account to be distributed pro rata to the Sellers and Optionees (in each case as shown on Exhibit F).

(iv) Notwithstanding any other provision hereof, if, pursuant to Section 2.04(c)(ii) there is a dispute as to the Final Closing Statement, Sellers, on the one hand, or Buyer, on the other, shall pay to Buyer or Sellers, in accordance with the applicable provision, as appropriate, such overall net amounts as are not in dispute, pending final determination of any Disputed Matters pursuant to Section 2.04(c)(iii).

(b) Adjustments for Tax Purposes. Any payments pursuant to this Section 2.05 shall be treated by the parties as an adjustment to the Purchase Price, for Tax and all other relevant purposes, unless otherwise required by a change in Law occurring after the date hereof, a closing agreement with an applicable Governmental Authority or a final non-appealable judgment of a court of competent jurisdiction.

(c) Examination and Review.

(i) Examination. After receipt of the Final Closing Statement, Sellers’ Representative shall have sixty (60) days (the “Review Period”) to review the Final Closing Statement. During the Review Period, Sellers’ Representative shall have and Buyer and the Company agree to provide, reasonable access to the books and records of the Company relating to the preparation of the Final Closing Statement as Sellers’ Representative may reasonably request for the purpose of reviewing the Final Closing Statement, provided that such access shall be in a manner that does not interfere with the normal business operations of Buyer or Company.

(ii) Objection. No later than the last day of the Review Period, Sellers’ Representative may deliver to Buyer a written statement setting forth in reasonable detail any objections to the Final Closing Statement and indicating each disputed item or amount and the basis for Sellers’ Representative’s disagreement therewith (the “Statement of Objections”). If Sellers’ Representative does not timely deliver a Statement of Objections, the Final Closing Statement and Buyer’s calculation of Net Working Capital of the Company, the NWC Adjustment, Closing Net Debt, as reflected in the Final Closing Statement shall be final and binding on the parties hereto. If Sellers’ Representative timely delivers a Statement of Objections, Buyer and Sellers’ Representative shall negotiate in good faith to resolve such objections within thirty (30) days after such delivery (the “Resolution Period”), and any such resolution(s) shall be final and binding.

(iii) Resolution of Disputes. If Sellers’ Representative and Buyer fail to resolve all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, any matters remaining in dispute (“Disputed Matters”) shall be submitted for resolution to a firm of independent certified public accountants reasonably acceptable to Sellers’ Representative and Buyer, or if they are unable to agree within thirty (30) days after the end of the Resolution Period, as may be designated by an arbitrator or arbitral panel convened pursuant to Section 12.11 upon demand of Buyer or Sellers’ Representative (such firm, the “Independent Accountant”). The Independent Accountant must resolve the Disputed Matters in accordance with the terms and provisions of this Agreement. The Independent Accountant, acting as an expert and not an arbitrator, shall resolve the Disputed Matters only and make any adjustments to the calculation of Net Working Capital of the Company, the NWC Adjustment, or Closing Net Debt, as applicable. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant’s resolution of each Disputed Matter must be within the range of values assigned to each such item in the Final Closing Statement and the Statement of Objections, respectively. Any disagreements among the parties with respect to any matters of law or the interpretation of this Agreement remain subject to the dispute resolution procedures set forth in Section 12.11, and the Independent Accountant shall have no authority to decide such matters unless specifically agreed by Buyer and Sellers’ Representative at the time, and any dispute as to whether a matter is an accounting matter or a matter of law or interpretation of this Agreement will, unless otherwise agreed by Buyer and Sellers’ Representative at the time, be resolved pursuant to the procedures set forth in Section 12.11.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers on the one hand, and by Buyer on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers’ Representative and Buyer

(v) Determination by Independent Accountant. Sellers’ Representative and Buyer shall use their commercially reasonable efforts to cause the Independent Accountant to make a determination as soon as practicable, but in all events within sixty (60) days after its engagement (or such other period as Sellers’ Representative and Buyer may agree in writing), and the Independent Accountant’s resolution of the Disputed Matters and any corresponding adjustments to the Net Working Capital of the Company, the NWC Adjustment, Closing Net Debt, shall be conclusive and binding upon the parties hereto.

Section 2.05 Deferred Payments.

(a) First Deferred Payment. On the first anniversary of the Closing Date, or the first Business Day following the first anniversary in the event it does not fall on a Business Day, the Buyer shall deliver to the Paying Agent, for the benefit of the Sellers and Optionees, the First Deferred Payment, less any amounts held back pursuant to Sections 2.04(a)(ii), (iii), 11.02 and 11.05(e); distributed in the proportions set forth in Exhibit F hereto, by wire transfer of immediately available funds to the Transaction Account. It is expressly agreed that, upon receipt of the payment of the First Deferred Payment by the Paying Agent for distribution to the Sellers and Optionees, the Sellers’ Representative shall immediately release First Bank LC and return the relevant copy to the Buyer.

(b) Second Deferred Payment. On the second anniversary of the Closing Date, or the first Business Day following the second anniversary in the event it does not fall on a Business Day, the Buyer shall deliver to the Paying Agent, for the benefit of the Sellers and Optionees, the Second Deferred Payment, to be distributed in the proportions set forth in Exhibit F hereto, by wire transfer of immediately available funds to the Transaction Account. It is expressly agreed that, upon receipt of the payment of the Second Deferred Payment by the Paying Agent for distribution to the Sellers and Optionees, the Sellers’ Representative shall immediately release Second Bank LC and return the relevant copy to the Buyer.

Notwithstanding anything herein or otherwise to the contrary, the First Bank LC and the Second Bank LC are vehicles for ensuring that the Buyer makes the First Deferred Payment and Second Deferred Payment, but will not (and will not be deemed to) in any way relieve Buyer’s payment obligations under this Agreement.

(c) Acceleration of Deferred Payments.

(i) Each of the following shall be considered an “Acceleration Event”: (A) the listing of any of the Buyer’s (or any affiliate’s) shares on any U.S. or international national stock exchange or trading system and (B) the issuance and sale of shares of Equity Financing Securities by the Buyer (or any affiliate) to investors in one or more equity financings that results in gross proceeds to the Company or the Company’s equity holders (or any combination of them) of at least $15,000,000.

(ii) If an Acceleration Event occurs under Section 2.05(c)(i), then the outstanding deferred payments owed under Section 2.05(a) or (b) and any applicable adjustments owed thereon pursuant to Sections 2.04(a)(ii), 2.04(a)(iii), 11.02 and 11.05(e) automatically shall become due and payable by the Buyer within sixty (60) Business Days following such an Acceleration Event. It is expressly agreed that, upon receipt of the payment of the amounts due as deferred payments owed under Section 2.05(a) and/or (b), the Sellers’ Representative shall immediately release, as the case may be, the First Bank LC and/or the Second Bank LC, and provide the Buyer with the relevant original hard copy(ies).

ARTICLE III

[INTENTIONALLY OMITTED]

ARTICLE IV

CONDITONS PRECEDENT

Section 4.01 Conditions Precedent to the Obligations of the Buyer.

The Buyer shall not be obliged to consummate the Closing and the transactions set forth under Section 2.03 unless the following conditions precedent are fulfilled (and reasonable evidence thereof is provided by the Company or the Sellers’ Representative to the Buyer) by and no later than the Long Stop Date, or waived in writing by the Buyer:

(a) Each of the (i) Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing as if made at such time and (ii) other representations and warranties of the Company in Article VII that are subject to any “material”, “materiality”, material adverse effect or similar qualification shall be true and correct in all respects as of the date hereof and as of the Closing as if made at such time (except to the extent any such representation or warranty expressly speaks to an earlier date, in which case the representation and warranty shall be true and correct as of the earlier date), and (B) that are not subject to any “material”, “materiality”, material adverse effect or similar qualification shall be true and correct in all material respects as of the date hereof and as of the Closing as if made at such time (except to the extent any such representation or warranty expressly speaks to an earlier date, in which case the representation and warranty shall be true and correct as of the earlier date).

(b) The covenants and agreements contained in this Agreement to be complied with by any Seller or the Company at or before the Closing shall have been complied with in all material respects.

(c) obtainment by the Buyer of the prior consent of Unicredit Banca S.p.A. to consummate the Closing (the “Unicredit Consent”).

Section 4.02 Conditions Precedent to the Obligations of the Sellers.

The Sellers shall not be obliged to consummate the Closing and the transactions set forth under Section 2.03 unless the following conditions precedent (such conditions precedent, along with the conditions precedent in Section 4.01, the “Conditions Precedent”) are fulfilled (and reasonable evidence thereof is provided by the Buyer to the Sellers’ Representative) by and no later than the Long Stop Date, or waived in writing by the Company or the Sellers’ Representative:

(a) Each of the (i) representations of the Buyer shall be true and correct in all material respects as of the date hereof and as of the Closing;

(b) The covenants and agreements contained in this Agreement to be complied with by Buyer at or before the Closing shall have been complied with in all material respects;

(c) issuance by, and delivery to the Seller’s Representative, and the remaining effectiveness of, the Bank LCs;

(d) Deposit of the Closing Cash Consideration with the Paying Agent and confirmation of receipt of such deposit by the Paying Agent;

(e) Deliver a certificate of an officer of the Buyer confirming that the Buyer’s records reflect the ownership of the Subscribed Shares by the Principal Sellers, together with photocopies of the share certificates, which certificates are to be retained at the main offices of the Buyer;

(f) Certified copies of Kaleyra’s board and shareholder approvals for the Transaction; and

(g) executed copies of the Option Cancellation and Cash-Out Agreements from the Company and each Optionee.

Section 4.03 Long stop date. If the Closing has not occurred on or before August 10, 2018 (the “Long Stop Date”), this Agreement may be terminated by the Buyer or the Sellers’ Representative by giving written notice of termination to the Sellers’ Representative or to the Buyer, as appropriate. Notwithstanding the foregoing, each party is obliged to use its reasonable efforts and to act in good faith to ensure that the Conditions Precedent are satisfied.

ARTICLE V

POST-CLOSING COVENANTS

Section 5.01 Post-Closing Covenants. Following the Closing:

(a) The Buyer shall deliver to the Founders and Managers, by September 30, 2018

(i) the offer letters containing the new terms and conditions of their employment by the Company; and

(ii) the Kaleyra Option Plan Documents duly approved by the Buyer’s board of directors, pursuant to the terms and conditions of which the Founders and Managers will receive, by September 30, 2018, a number of options which, if exercised will allow them to subscribe 1 (one) newly issued share of the Buyer for each exercised option, up to a maximum number of shares of the Buyer representing 2% of the Buyer’s equity capitalization, on a fully diluted basis, including grant agreements for each of the relevant Founders/Managers.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each of the Sellers severally but not jointly represents and warrants to Buyer with respect to Sections 6.01 and 6.02 (solely as to himself, herself or itself) as follows, confirming that such representations and warranties are true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date:

Section 6.01 Representations Regarding Sellers.

(a) Such Seller has all power, right and authority to enter into and perform such Seller’s obligations under this Agreement and the Transaction Documents to which such Seller is a party, and to consummate the transactions contemplated herein and therein. This Agreement and the Transaction Documents have been duly executed and delivered by such Seller pursuant to all necessary authorizations and are the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms.

(b) The sole record and beneficial owners of the Equity Interests are set forth opposite such Sellers’ name on Section 6.01(b) of the Disclosure Schedules. Such Sellers have good and valid title to such Equity Interests, free and clear of all Encumbrances, other than those under applicable securities Laws. Each Seller confirms to the Buyer that such Seller does not own (and is not entitled to receive) any additional equity or other ownership interest in or from the Company. Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, at the Closing, Buyer will acquire good and valid title to the Equity Interests free and clear of all Encumbrances, other than those created by Buyer or under applicable securities Laws.

(c) The execution, delivery and performance by each Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (i) result in a violation or breach of any provision of any governing documents of any Seller; (ii) result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller; or (iii) except as set forth in Section 6.01(b) of the Disclosure Schedules require any consent, notice or other action of any Person or Governmental Authority.

(d) Each corporate, limited liability company or limited partnership Seller is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable.

(e) If Seller is a trust, such trust remains in full force and effect and the person(s) signing this Agreement are the duly authorized and appointed and sole trustee(s) of such trust.

Section 6.02 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 6.02(a) of the Disclosure Schedules, there are no actions, suits, claims, proceedings, audits, investigations, or arbitrations of any nature, public or private (each, a “Proceeding”) pending against or filed by, or to such Seller’s actual knowledge, threatened involving any of the Equity Interests held by such Seller.

(b) Except as set forth in Section 6.02(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against any of the Equity Interests.

Section 6.03 Investment Representations. Such Principal Seller understands that none of the Subscribed Shares have been registered under the Securities Act. Such Principal Seller also understands that the Subscribed Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Principal Seller’s representations contained in this Agreement.

Section 6.04 Principal Seller Bears Economic Risk. Such Principal Seller has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Buyer so that it is capable of evaluating the merits and risks of its investment in the Buyer and has the capacity to protect its own interests. Such Principal Seller must bear the economic risk of this investment indefinitely unless the Subscribed Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Such Principal Seller understands that the Buyer has no present intention of registering the Subscribed Shares. Such Principal Seller also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow such Principal Seller to transfer all or any portion of the Subscribed Shares, under the circumstances, in the amounts or at the times that such Principal Seller might propose or desire.

Section 6.05 Acquisition for Own Account. Such Principal Seller is acquiring the Subscribed Shares for such Principal Seller’s own account for investment only, and not with a view towards distribution, assignment or resale of the Subscribed Shares to others or to fractionalization of the Subscribed Shares in whole or in part.

Section 6.06 Principal Sellers Can Protect Its Interest. Such Principal Seller represents that by reason of its, or of its management’s, business or financial experience, such Principal Seller has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, such Principal Seller is aware of no publication of any advertisement in connection with the transactions contemplated herein.

Section 6.07 Accredited Investor. Such Principal Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D, as promulgated under the Securities Act.

Section 6.08 Buyer Information. Such Principal Seller has received and read the Buyer’s Financial Statements and has had an opportunity to discuss the Buyer’s business, management and financial affairs with directors, officers and management of the Buyer and has had the opportunity to review the Buyer’s operations and facilities. Such Principal Seller has also had the opportunity to ask questions of and receive answers from, the Buyer and its management regarding the terms and conditions of this investment. Notwithstanding the foregoing, nothing in this Section 6.08 shall be deemed to limit or modify the Buyer’s representations and warranties in Section 5 (including as qualified by the Disclosure Schedule) or the right of the Principal Seller to rely thereon.

Section 6.09 Rule 144. Such Principal Seller acknowledges and agrees that in addition to any requirements under state securities laws, the Subscribed Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Such Principal Seller has been advised or is aware of the provisions of Rule 144 as promulgated under the Securities Act as in effect from time to time (“Rule 144”), which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144, and the number of shares being sold during any three-month period not exceeding specified limitations. Such Principal Seller has been further advised that the Buyer has no present intention of satisfying the current public information requirements of Rule 144.

Section 6.10 Residence. The office of the Principal Seller is located at the address of such Principal Seller set forth in Schedule I, attached hereto.

Section 6.11 Transfer Restrictions. Such Principal Seller acknowledges and agrees that the Subscribed Shares are subject to restrictions on transfer and other limitations as set forth in the Buyer’s charter.

Section 6.12 No Public Market. Such Principal Seller understands that no public market now exists for the Subscribed Shares and that the Buyer has made no assurances that a public market will ever exist for the Subscribed Shares.

Section 6.13 Not a Bad Actor. Neither such Principal Seller nor any Affiliate of such Principal Seller who could stand as beneficial owner of the Subscribed Shares purchased hereunder is subject to any of the “Bad Actor” disqualifications described in Securities Act Rule 506(d)(1) subsections (i) through (viii).

Section 6.14 Legends. Such Principal Seller understands and agrees that the certificates evidencing the Subscribed Shares and any other securities issued in respect of any such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear any legends set forth in or required by the Buyer’s charter, any legend required by the securities laws of any state to the extent such laws are applicable to such shares represented by the certificate bearing such legend, and a legend substantially similar to the following:

Section 6.15 THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. NEITHER THIS SECURITY NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE CORPORATION SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE CORPORATION (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION).

ARTICLE VII
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company represents and warrants to Buyer as follows, confirming that such representations and warranties are true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date:

Section 7.01 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all necessary corporate or limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except where the failure to be so licensed or in good standing would not have a material adverse effect on the business, results of operations, financial condition or assets of the Company. All corporate or limited liability company actions taken by the Company in connection with this Agreement have been duly authorized. The Company has delivered or made available copies of the Company’s certificate of incorporation, bylaws and other organizational documents to Buyer.

Section 7.02 Capitalization.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of common stock, par value $0.0001, of which 12,031,806 shares are issued and outstanding. All of the Equity Interests are duly authorized and validly issued, and are fully paid and non-assessable, free and clear of all Encumbrances, other than those under applicable securities Laws.

(b) Except for the Equity Incentive Plan and certain convertible notes issued by the Company and in force and effect as of the Signing Date, there are no outstanding or authorized options, warrants, convertible securities, rights of refusal, or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Sellers or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company, or which are intended to track or otherwise reflect the economic performance or change in value of the Company. The Company does not have any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests.

Section 7.03 No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 7.04 No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the articles of incorporation, bylaws or other organizational documents of the Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; or (c) except as set forth in Section 7.04 of the Disclosure Schedules, require the consent, notice or other action (including any spousal consent) by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Company Contract. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.05 Financial Statements. The Company has delivered or made available to Buyer complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December in each of the years 2017, 2016 and 2015 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Unaudited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at March 31, 2018 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six-month period then ended (the “Interim Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Unaudited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of May 31, 2018 is referred to herein as the “Reference Balance Sheet” and the date thereof as the “Reference Date” and such balance sheet is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP. The calculation of Net Working Capital of the Company as of June 30, 2018, as set forth in Exhibit I is true and correct in all respects.

Section 7.06 Undisclosed Liabilities. The Company has no Liabilities of the type required to be disclosed in a balance sheet prepared in accordance with GAAP other than: (i) those which are adequately reflected or reserved against in the Reference Balance Sheet and which are not material in amount; (ii) those which have been incurred in the ordinary course of business since the Reference Date; and (iii) those set forth on Section 7.06 of the Disclosure Schedules.

Section 7.07 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth on Section 7.07 of the Disclosure Schedules, from the Reference Date until the date of this Agreement, the Company has operated in the ordinary course of business in all material respects and there has not been, with respect to the Company, any:

(a) event, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition or assets of the Company, taken as a whole;

(b) amendment of the articles of incorporation, articles of organization, bylaws, operating agreement or other organizational documents of the Company;

(c) split, combination, reclassification or redemption of any shares of its capital stock or any of its equity interests;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law;

(f) incurrence, assumption or guarantee of any indebtedness for borrowed money (excluding credit card charges incurred in the ordinary course of business or in connection with the pursuit of the transactions provided for in this Agreement);

(g) sale or other disposition of any of the assets shown or reflected on the Reference Balance Sheet, except for sales of inventory or the disposal of obsolete equipment, in each case, in the ordinary course of business;

(h) grant of or increase in the compensation, bonus, continuation or termination pay, due or potentially payable to its employees, officers, directors, or contractors;

(i) adoption, amendment, modification or termination of any Benefit Plan;

(j) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business of any Person or any division thereof;

(k) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against the Company under any similar Law;

(l) material damage, destruction or other casualty loss with respect to the assets of the Company;

(m) commencement or settlement of any Proceeding involving the Company or any of its assets; or

(n) any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 7.08 Company Contracts.

(a) Section 7.08(a) of the Disclosure Schedules lists each of the following Company Contracts (together with any leases, collectively, the “Material Contracts”):

(i) each agreement involving aggregate consideration in excess of $10,000, or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Company without penalty on not more than thirty (30) days’ notice;

(ii) all agreements that relate to the sale of the Company’s assets, other than in the ordinary course of business;

(iii) all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) except for agreements relating to trade receivables, all agreements that create or evidence any Debt, or pursuant to which the Company is obligated to provide funds or to make any investment in any business or Person (including, without limitation, guarantees);

(v) all agreements between the Company, on the one hand, and any Seller or Related Party of any Seller, on the other hand;

(vi) all agreements with Material Customers and Material Vendors;

(vii) all collective bargaining agreements or agreements with any labor organization, union or association to which the Company is a party or by which it is bound;

(viii) any agreement including clauses requiring the Company to purchase minimum quantities (or pay any amount for failure to purchase any specific quantities) of goods or services, or containing “most favored customer” or similar pricing arrangements;

(ix) any agreement containing (1) covenants requiring the Company not to compete in any line of business in any geographic area or not to solicit employees or customers of any other Person, or (2) covenants of any other Person not to compete with the Company or not to solicit employees or customers of the Company;

(x) any agreement that requires the Company to indemnify or hold harmless any other Person or provides for a warranty by the Company (other than standard product warranties offered by the Company in the ordinary course);

(xi) any agreement that imposes on any Person any confidentiality, or non-disclosure obligation other than Contracts entered into by the Company in the ordinary course of business;

(xii) any agreement that grants an Encumbrance, other than Permitted Encumbrances, on any assets of the Company;

(xiii) any agreement that grants or increases any severance, continuation or termination pay or retention bonus to any director, officer, shareholder, interest holder, employee, agent or independent contractor or Related Party of the Company;

(xiv) any agreement that provides for a partnership, joint venture, teaming or similar agreement pursuant to which the Company shares in profits or losses of any business with any other Person or is jointly liable with any other Person;

(xv) any employment, change of control, deferred compensation or other similar agreement with any director, officer, Seller or employee of the Company;

(xvi) any agreement under which the Company grants or is granted a license of, or assigns or is assigned any rights to, Intellectual Property; and

(xvii) any agreement between the Company, on the one hand, and any other Material Customer or Material Vendor, on the other hand.

(b) The Company has delivered or made available to Buyer copies of each Material Contract (and accurate summaries of any oral Material Contract). Each Company Contract was entered into in the ordinary course, on arm’s length terms, and is a valid, binding and enforceable obligation of the Company and, to Sellers’ Knowledge, any other Person party thereto, enforceable in accordance with its respective terms. Except as set forth in Section 7.08(b) of the Disclosure Schedules, there are no current negotiations with respect to the renewal, repudiation or amendment of any Company Contract. With respect to the Company Contracts: (i) the Company, nor to Sellers’ Knowledge, any other Person party thereto is in default under or in violation of any such Contract, (ii) no event has occurred which, with the giving of notice, the passage of time or both, would constitute such a default or violation, and (iii) the Company has waived or released any rights under any such Company Contract.

Section 7.09 Title to Assets; Real Property.

(a) The Company does not own nor has ever owned any real property. Section 7.09(a) of the Disclosure Schedules lists each real property (“Real Property”) lease to which the Company is a party (the “Lease”).

(b) The Company has a valid leasehold interest in all Real Property, in each case free and clear of Encumbrances except for Permitted Encumbrances and the following:

(i) the rights of the landlord under the relevant Lease; and

(ii) easements, rights of way, zoning ordinances and other similar encumbrances affecting the Real Property and that do not, individually or in the aggregate, interfere with the use of such Real Property in the operation of the Business.

(c) The Real Property is in the condition required under the applicable lease agreement for return as of the end of the term of such lease, subject to the removal of any personal property of the Company and the repair of any damage occasioned by such removal.

(d) Except as set forth in Section 7.09(d) of the Disclosure Schedules, the Company has not received notice of any material non-recurring Taxes or assessments with respect to any Real Property or that any portion thereof is under consideration by any Governmental Authority.

(e) Except for the Real Property, the Licensed IP and as set forth in Section 7.09(g)(i) of the Disclosure Schedules, the Company owns all right, title and interest in and to all of the assets used or held for use by them, or purported to be owned by them, which include those reflected on the Reference Balance Sheet, in each case free and clear of all Encumbrances, other than Permitted Encumbrances. Section 7.09(e) of the Disclosure Schedules lists any equipment or other tangible assets leased by the Company, and the Company holds a valid leasehold interest in and to all such leased equipment and other tangible assets. All tangible assets used or held for use by the Company are located at the Real Property.

(f) Except as set forth on Section 7.09(f) of the Disclosure Schedules, the tangible assets owned or leased by the Company are in good working order and condition, normal wear and tear excepted, are suitable for continued use in the Business as presently conducted or planned to be conducted by the Company. No such assets are in need of replacement or material maintenance or repair, except for routine replacement, maintenance and repair, none of which has been deferred within the past twelve (12) months.

(g) The properties, assets and rights of the Company are all of the properties, assets and rights (tangible and intangible) necessary to conduct the Business as presently conducted by the Company, and are sufficient for the uninterrupted continuation of the Business (as historically conducted) after the Closing.

Section 7.10 Intellectual Property.

(a) Section 7.10(a) of the Disclosure Schedules lists all patents, patent applications, trademark, trade name or service mark registrations, material unregistered trademarks, and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by, filed by, or registered in the name of the Company. The Intellectual Property set forth on Section 7.10(a) of the Disclosure Schedule is referred to herein as the “Owned IP”. The Company owns the entire right, title and interest in, to and under the Owned IP, free and clear of any Encumbrance.

(b) Section 7.10(b) of the Disclosure Schedules lists each item of Intellectual Property used the Company under license from another Person (“Licensed IP”; and together with the Owned IP, the “Company Intellectual Property”). The Company has acquired an express license to use the Licensed IP used by it in its business, without, except as described in Section 7.10(b) of the Disclosure Schedules, payment of any further royalty or similar amount to any third party.

(c) Except as set forth in Section 7.10(c) of the Disclosure Schedules, the Intellectual Property used by the Company in its business consists of all Intellectual Property necessary for the unimpaired continued operation of the Company’s business as currently conducted.

(d) Except as listed in Section 7.10(d) of the Disclosure Schedules, the Company has not used or currently uses or requires any third party software for the conduct of its business, except for such third party software as may be readily obtained by license from third party vendors of such software on reasonable commercial terms at costs similar to those reflected in the Financial Statements.

(e) Except as set forth in Section 7.10(e) of the Disclosure Schedules: (i) conduct of the Company’s business as currently conducted does not, to the knowledge of the Company, infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person; and (ii) to Sellers’ Knowledge, no Person is infringing, misappropriating or otherwise violating any Intellectual Property of the Company. The Company is not, nor has it ever been, a party to any Proceeding, nor is any Proceeding threatened, involving a claim of infringement, misappropriation, violation or unauthorized use of any Intellectual Property by the Company or any third party. The Company has not received any written notice or claim asserting that or suggesting that any such infringement, misappropriation, violation or unauthorized use is occurring or may have occurred.

(f) The Company has taken commercially reasonable measures to protect the confidentiality of any Intellectual Property of the Company, the value of which is contingent upon maintaining the confidentiality thereof, and of third party confidential information provided to the Company under an obligation of confidentiality, which measures are commercially reasonable in the industry and jurisdictions in which the Company operates. Each current or former employee or contractor of the Company that has contributed to the conception or development of any Intellectual Property used by the Company has executed a valid and binding agreement assigning all rights in such Intellectual Property to the Company and has irrevocably waived in writing any non-assignable rights (including moral rights) that such Person may possess with respect to such Intellectual Property.

(g) The Company does not process any data associated with a payment card or otherwise protected under the Payment Card Industry Data Security Standards (including the payment application data security standards) as amended, updated, superseded or replaced from time to time by the PCI Security Standards Counsel (the “PCI Standards”), including: (a) “card holder data” which includes (i) primary account number; (ii) cardholder name; (iii) service code; and (iv) expiration date; (b) “sensitive authentication data” which includes (i) magnetic strip data; (ii) CVC2, CVV2, CID; (iii) PIN and PIN Block information; and (iv) any security-related information; and (c) other information used to authenticate cardholders and/or authorize payment card transactions.

Section 7.11 Insurance.

(a) Section 7.11(a) of the Disclosure Schedules sets forth the following information of all insurance policies maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”):

(i) the type of insurance coverage;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number and the period of coverage; and

(iv) the premium, the scope (including an indication of whether the coverage is on a claims-made, occurrence, or other basis) and amount of coverage.

(b) With respect to each Insurance Policy: (i) the policy is legal, valid, binding, enforceable and in full force and effect; (ii) the Company is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit coverage limitation, termination, modification, or acceleration, under the policy; (iii) the Company has not failed to give any notice or to present any claim under any such policy in a due and timely manner; (iv) no insurer under the Insurance Policies has rejected the defense or coverage of any claim purported to be covered by such insurer or has reserved the right to reject the defense or coverage of any claim purported to be covered by such insurer; and (v) the Company does not have any liability for retrospective premium adjustments. The Company has delivered or made available copies of the Insurance Policies to Buyer. The insurance coverages under the Insurance Policies satisfy all insurance requirements of the Company under the Company Contracts.

(c) Section 7.11(c) of the Disclosure Schedules contains a complete and accurate list and description of all pending claims under any of the Insurance Policies (other than claims for benefits under any Benefit Plan) and identifies the most recent inspection reports, if any, received by the Company from insurance underwriters as to the condition or insurance value of the insured property and assets, copies of which have been delivered to Buyer for inspection. Except as set forth in Section 7.11(c) of the Disclosure Schedules, there have been no claims made under any Insurance Policy during the three (3) year period prior to the date hereof.

Section 7.12 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 7.12(a) of the Disclosure Schedules, there are no Proceedings pending against or filed or threatened in writing by, or to Sellers’ Knowledge, threatened against, the Company or any of its properties or assets (or by or against Sellers or any Affiliate thereof and relating to the Company).

(b) Except as set forth in Section 7.12(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against the Company including with respect to any of its properties, assets or Equity Interests.

Section 7.13 Compliance with Laws; Permits; Litigation.

(a) Except as set forth in Section 7.13 of the Disclosure Schedules, the Company is and has at all times been, in compliance in all material respects with all Laws, Governmental Orders, and Permits applicable to them or their business, properties or assets, including, but not limited to the rules, regulations and policies of the FCC governing, relating to or arising out of the provisioning by the Company of SMS, short Code or any other service provided by the Company, and the rules, regulations and policies of any other federal, state or local agency or foreign agency having jurisdiction over any or all of the services offered by the Company.

(b) Except as set forth in Section 7.13 of the Disclosure Schedules, the Company is not involved in any action or Proceedings formal or otherwise before the FCC, the FTC, or other Governmental Authority, and there are no matters pending with the FCC, FTC or other Governmental Authority that could have a material adverse effect on the Company’s business operations or revenues.

(c) The Company has duly obtained all Permits required for the Company to conduct its business or necessary for the ownership, lease, operation or use of its assets, except for permits the failure of which to obtain would have a material adverse effect on the Company, all of which are valid and in full force and effect. The Company has delivered or made available copies of all material Permits to Buyer.

(d) Except as set forth in Section 7.13 of the Disclosure Schedules, within the past five (5) years, the Company has not received any written, or to Sellers’ Knowledge, any other form of, notice of any alleged violation, breach or default of any Laws, Governmental Orders or Permits.

(e) No loss, non-renewal or expiration of, nor any noncompliance with, any Permit is pending, or to Sellers’ Knowledge, threatened (including as a result of the transactions contemplated hereby), other than the expiration of such Permits in accordance with their terms and the transactions contemplated by this Agreement do not require the prior approval of the Federal Communications Commission or any other federal, state or local agency or foreign authority having jurisdiction over any or all of the services offered by the Company.

(f) Except as set forth in Section 7.13 of the Disclosure Schedules, within the past five (5) years, the Company has not been involved in any litigation, nor has any litigation against the Company been threatened in writing.

Section 7.14 Environmental Matters.

(a) Except as set forth in Section 7.14(a) of the Disclosure Schedules, to the Sellers’ Knowledge, the Company is, and have at all times been, in compliance with all Environmental Laws and Environmental Permits, and the Company has not received from any Person any (i) written Environmental Notice or Environmental Claim, or (ii) request for information pursuant to any Environmental Law, which, in each case, either remains pending or unresolved, or is the source of any ongoing obligations or requirements.

(b) To the Sellers’ Knowledge, no real property currently or formerly occupied, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or to the Knowledge of the Sellers, any similar state list. The Company has complied with all applicable laws relating to the transport, delivery or disposal of any solid or hazardous waste or Hazardous Materials and to the Knowledge of the Sellers, no real property to which the same have been transported is listed on or has been proposed for listing on the National Priorities List (or CERCLIS) under CERCLA or any similar state list.

(c) To the Sellers’ Knowledge, except as set forth in Section 7.14(c) of the Disclosure Schedules, there has been no Release of Hazardous Materials in contravention of Environmental Laws or the requirements of any Company Contract with respect to the business or assets of the Company or any real property currently or formerly occupied, operated or leased by the Company, or to which the Company has sent, disposed of or transported solid or hazardous waste or Hazardous Materials, in any such case which would reasonably be expected to result in an Environmental Claim against, or a violation of any Environmental Law or Environmental Permit by, the Company.

Section 7.15 Employees and Labor Matters.

(a) Section 7.15(a) of the Disclosure Schedules sets forth (i) the names of each of the current Employees (including any temporary or leased employees) of the Company or the Company’s PEO; (ii) each Employee’s title or function and current rate of compensation (including bonus and commission plans); and (iii) each Employee’s accrued vacation, sick leave or personal leave if applicable. Section 7.15(a) of the Disclosure Schedules also lists all Employees who are absent from work due to a work-related injury, is receiving workers’ compensation, is receiving disability compensation, or have been involuntarily separated from employment within the past ninety (90) days.

(b) Except as set forth in Section 7.15(b) of the Disclosure Schedules, there are no unpaid wages, bonuses, commissions, vacation or PTO or other compensation (other than those not yet due and which have been accrued in the financial books and records of the Company) owed to any Employee, former employee, consultant or independent contractor.

(c) Section 7.15(c) of the Disclosure Schedules lists the names of each current consultant or independent contractor of the Company that is issued (or as to which the Company is required to issue) an IRS Form 1099 and the capacity in which such Person is currently engaged. To Sellers’ Knowledge, there are no disputes between the Company and its respective consultants or independent contractors.

(d) Except as disclosed on Section 7.15(d) of the Disclosure Schedules, all Persons classified by the Company as independent contractors satisfy the requirements of all applicable Laws to be so classified; the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and the Company does not have any obligations to provide benefits with respect to such Persons under an Employee Benefit Plan or otherwise.

(e) Except as set forth in Section 7.15(e) of the Disclosure Schedules: (i) all Employees are employees at-will, terminable on one-month notice or less without penalty; and (ii) there are no outstanding agreements or arrangements with respect to severance payments to current Employees or former employees of the Company.

(f) The Company’s records accurately reflect the employment or service histories of its employees, independent contractors, contingent workers and leased employees, including their hours of service, and all such records are maintained in a useable electronic form.

(g) Except as set forth in Section 7.15(f) of the Disclosure Schedules, the Company (i) is not nor has ever been a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees, nor (ii) is it obligated under any agreement or otherwise to recognize or bargain with any labor organization or union on behalf of any employees. Except as set forth in Section 7.15(f) of the Disclosure Schedules, in the past three (3) years, there has not been, nor, to Sellers’ Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(h) Except as set forth in Section 7.15(h) of the Disclosure Schedules, the Company is not a party to any individual employment or retention agreement.

(i) The Company directly and through its advisors and Professional Employer Organization is, and has at all times been, in compliance with all applicable Laws pertaining to employment and employment practices, including applicable wage and hour laws, workers’ compensation laws, occupational safety laws, worker eligibility laws, unemployment laws and social security laws. Except as set forth in Section 7.15(i) of the Disclosure Schedules, there are no Proceedings against the Company pending, or to Sellers’ Knowledge, threatened by, with or before any Governmental Authority in connection with the employment of any current or former employee or consultant of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

Section 7.16 Employee Benefit Matters.

(a) Section 7.16(a) of the Disclosure Schedules contains a list of each benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, medical, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons (“Covered Persons”), and that is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has any Liability, whether for premiums, benefits or otherwise (each, a “Benefit Plan”). With respect to each Benefit Plan, Sellers have delivered or made available to Buyer true and complete copies of: (i) all documents comprising the plan, including the current plan document (or in the case of any unwritten Benefit Plan, description of the material terms thereof), and document creating any trust maintained pursuant thereto, all amendments, investment management agreements, administrative service contracts, group annuity contracts, insurance contracts, HIPAA business associate agreements, the most recent summary plan description and each summary of material modification, if any, and employee handbooks; (ii) annual reports including Form 5500 for the last three (3) years for the plan or any related trust; (iii) any Benefit Plan financial statement and statements of investment policies and procedures and actuarial valuation reports for the preceding year; (iv) all documentation of nondiscrimination testing that has been prepared for or with respect to a plan for which such testing is required, including average deferral percentage testing, average contribution percentage testing, and Code Section 410(b) coverage testing; and (v) any written correspondence involving the compliance or qualification of the plan or any related trust to or from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or any other government agency.

(b) Except as set forth in Section 7.16(b) of the Disclosure Schedules, each Benefit Plan and related trust has been established and at all times has been maintained, operated and administered in accordance with its terms and in compliance with all applicable Laws. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) that is subject to a favorable determination letter from the Internal Revenue Service that addresses all amendments required to be made to such Qualified Benefit Plan under the applicable provisions of ERISA and the Code as in effect on the Closing Date, except those for which the applicable remedial amendment period under the Code has not expired, or with respect to a prototype or volume submitter plan, can rely on a favorable opinion or advisory letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the inability to rely on such opinion or advisory letter from the Internal Revenue Service. Except as set forth in Section 7.16(b) of the Disclosure Schedules, all benefits, contributions and premiums required under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, all applicable Laws and GAAP. All contributions, premiums or other payments payable under or with respect to each Benefit Plan for all periods prior to the Closing Date have been paid, made or accrued on the Company’s financial books before the Effective Time. Except as set forth in Section 7.16(b) of the Disclosure Schedules, all returns, filings, reports and disclosures relating to the Benefit Plans required pursuant to the terms of the Benefit Plans or any applicable Law have been timely filed and distributed in accordance with such requirements. With respect to any Benefit Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company to a Tax under Section 4971 or Section 4975 of the Code or to a penalty under Section 502 of ERISA or the assets of the Company to a lien under Section 430(k) of the Code. The Benefit Plans do not provide benefits to any individual that is not a Covered Person.

(c) Neither the Company nor any ERISA Affiliate maintains, sponsors or contributes, or has in the past six (6) full fiscal years maintained, sponsored or been required to contribute to, any Benefit Plan or other arrangement that: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA), (iii) is a multiple employer plan described in Section 413(c) of the Code or in Section 4063 or 4064 of ERISA, (iv) is a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA), or (v) is a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. Neither the Company nor any ERISA Affiliate: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would give rise to a liability of the Company or Buyer under Section 4069 or Section 4212(c) of ERISA.

(d) There have been no non-exempt “prohibited transactions” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility involving such Benefit Plan that could subject the Company or any officer of the Company to any material Tax or penalty on prohibited transactions imposed by such Section 4975 or to any material penalty under Section 502(i) or (1) of ERISA.

(e) With respect to any Benefit Plan that is an employee welfare benefit plan as defined in Section 4(1) of ERISA, (i) no such Benefit Plan is unfunded or funded through a “welfare benefits fund,” as such term is defined in Section 419(e) of the Code, and (ii) each such Benefit Plan that is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, has complied in all material respects with the applicable requirements of COBRA and any applicable state law providing for the continuation of coverage and with the Health Insurance Portability and Accountability Act. The Company does not provide life insurance, death benefits, health or medical or other benefits beyond the date of termination of employment, except as required by COBRA or comparable state law regarding continuation of coverage. Section 7.16(e) of the Disclosure Schedules lists the name of each Covered Person (i) who has experienced a “Qualifying Event” (as defined in COBRA or comparable provisions of state law) with respect to a Benefit Plan who is eligible and within the appropriate election period for “Continuation Coverage” (as defined in COBRA or comparable provisions of state law) and (ii) for those who have elected Continuation Coverage, whose maximum period for Continuation Coverage required by COBRA, or comparable provisions of state law, has not expired.

(f) Except for routine claims for benefits in the ordinary course or as set forth in Section 7.16(f) of the Disclosure Schedules: (i) there is no pending or, to Sellers’ Knowledge, threatened Proceeding relating to a Benefit Plan; and (ii) no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(g) Except as set forth in Section 7.16(g) of the Disclosure Schedules, no Benefit Plan exists that could: (i) result in the payment to any Covered Person of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Covered Person except as a result of any partial plan termination of a plan qualified under Section 401(a) of the Code resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code, and there are no Benefit Plans or other agreements that could provide payments or benefits that would be “excess parachute payments” within the meaning of Section 280G(b) of the Code. Each Benefit Plan can be amended, terminated or otherwise discontinued at any time in accordance with its terms without participant consent or liability on the part of the Company or any ERISA Affiliate, other than ordinary, non-material administrative expenses and benefits payable to participants in accordance with the terms of such Benefit Plan. The Company does not have any Liability with respect to any plan, program, agreement or arrangement that would constitute a Benefit Plan but for the fact that such plan, program, agreement or arrangement was terminated or the Company ceased to sponsor, maintain or contribute to such plan, program, agreement or arrangement.

(h) Each Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) satisfies the requirements to avoid Tax consequences under Section 409A of the Code and the final regulations promulgated thereunder. No amounts under any such plan, agreement or arrangement is or has been subject to the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code, and the Company does not have any obligation to gross-up or indemnify any individual with respect to any such Tax.

(i) Except as set forth in Section 7.16(i) of the Disclosure Schedules, the Company has always managed each Benefit Plan, since its inception, in compliance with market best practices and with any federal or state applicable law. No liability may arise from the Company’s management of any Benefit Plan, and, to the Sellers’ Knowledge, no litigation or Proceeding is currently pending or threatened in connection with the management of such Benefit Plans by the Company.

(j) All data necessary to administer each Benefit Plan is in possession of the Company and is complete, correct and in a form which is sufficient for the proper administration of the Benefit Plans.

Section 7.17 Taxes; Tax Returns. Except as set forth in Section 7.17 of the Disclosure Schedules:

(a) The Company has timely filed (taking into account any valid extensions) all income and other material Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable Laws, and all such Tax Returns are true, complete and correct. The Company has paid on a timely basis all material Taxes, whether or not shown on any of its Tax Returns, that were due and payable. The Company’s estimated, unpaid income and other material Taxes of the Company have been properly accrued for or reserved through the date of the Company’s Financial Statements (the “Financial Reference Date”).

(b) The amount of the Company’s liability for unpaid Taxes for all periods ending on or before the Financial Reference Date does not, in the aggregate, exceed the amount of accruals for Taxes reflected on the Financial Statements. The amount of the Company’s liability for unpaid Taxes for all periods following the Financial Reference Date shall not, in the aggregate, exceed the amount of accruals for Taxes as adjusted for the passage of time in accordance with the past custom and practice of the Company (which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(c) Sellers have delivered to Buyer true, correct and complete copies of all Tax Returns with respect to the Company for taxable periods ending on or after December 31, 2015, all examination reports, and statements of deficiencies assessed against or agreed to by the Company and all private letter rulings, revenue agent reports, information document requests, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar document submitted by, received by or agreed to with any Governmental Authority by or on behalf of the Company.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. There are no ongoing or threatened examinations, audits, actions, suits, claims, investigations or other legal Proceedings by any taxing authority against the Company. No power of attorney currently in force has been granted by the Company with respect to Tax matters.

(e) All Taxes that the Company is or was required by Law to withhold or collect (including pursuant to Sections 1441, 1442, 1445, 1446 and 1471 through 1474 of the Code or similar provisions under any state, local or foreign Law) have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Authority or other Person.

(f) No deficiencies for or additions to Taxes, or interest or penalties for any Taxes with respect to any income, properties or operations of the Company has been claimed, proposed or assessed in writing by any Governmental Authority against the Company that remain outstanding.

(g) The Company has not received a Tax ruling or entered into a closing or similar agreement with any Governmental Authority that will be binding on Buyer or the Company after the Closing. The Company is not a party to any agreement with federal, state or local Governmental Authorities with respect to property or ad valorem Taxes.

(h) None of the assets of the Company: (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secure any debt, the interest on which is tax-exempt under Section 103(a) of the Code.

(i) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; (v) prepaid amounts received on or prior to the Closing Date; or (vi) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

(j) The Company (i) is not nor has ever been a member of a group of corporations or other entities with which it has filed (or been required to file) group, consolidated, combined or unitary income Tax Returns, and (ii) is not a party to or bound by any Tax sharing or Tax indemnification contractual agreement.

(k) The Company has not distributed to its security holders stock or securities of a controlled corporation, nor has any stock or securities of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(l) The Company has never been notified by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has never engaged in a trade or business outside the United States and does not (nor has it ever had) a permanent establishment in any jurisdiction outside of the United States.

(m) There are no Encumbrances with respect to unpaid Taxes upon any of the assets or properties of the Company other than Permitted Encumbrances.

(n) The Company has not been a party to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(o) The Company has disclosed on its federal and state income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company (i) has not been responsible for paying any accumulated earnings tax under Section 531 of the Code; (ii) has not made, or will make, a consent dividend election under Section 565 of the Code; and (iii) is not required to apply any of the foregoing rules, under any comparable or United States state or local Tax provision.

(p) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; (ii) has not been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of United States state, local or foreign law), (iii) has not been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of United States state, local or foreign law); and (iv) has not been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; and (v) has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(q) Since the date of the Company Financial Statements, the Company has not made, changed or rescinded any Tax election, amended any Tax Return or taken any position on any Tax Return, that would reasonably be expected to result in the effect of materially increasing any Tax liability or materially reducing any Tax asset of the Company in respect of any Post-Closing Tax Period.

(r) The Company has not been a party to any joint venture, partnership or arrangement or contract treated as a partnership for U.S. federal income Tax purposes.

(s) Except as a consequence of the transactions contemplated by this Agreement, the Company does not have any net operating losses, capital losses, built-in losses, tax credits or similar items that are subject to limitation under Section 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(t) The transactions described in that certain Asset Purchase Agreement and Plan of Reorganization, effective as of May 1, 2013, by and between the Company and WUPIMA, Inc., constituted a tax-free “reorganization” within the meaning of Section 368(a)(1)(D) of the Code.

Section 7.18 Accounts Receivable. All accounts and notes receivable of the Company represent bona fide, arms-length sales made or services performed in the ordinary course of business or valid claims as to which full performance has been rendered by the Company. No counter claims, defenses, offsetting claims or adjustments with respect to the accounts or notes receivable of the Company are pending or, to Sellers’ Knowledge, threatened, and all such receivables are collectible in the ordinary course of business.

Section 7.19 Indebtedness. The only Debt of the Company due and outstanding is the Company’s obligations to the Noteholders pursuant to the Notes.

Section 7.20 Bank Accounts. Section 7.20 of the Disclosure Schedules sets forth a true and complete list of the name and address of (a) each bank or financial institution with which the Company has an account or safe deposit box and the name of each Person authorized to draw thereon or have access thereto and (b) the name of each Person holding a power of attorney on behalf of the Company.

Section 7.21 Books and Records.

(a) The minute books, share or interest ledgers and other corporate documentation of the Company has been maintained in the ordinary course of business and reflect, in all material respects, all meetings and consents of the board of directors and shareholders of the Company and transactions involving transfers of shares or Equity Interests of the Company. The books of account, financial records and other records of the Company have been maintained in accordance with commercially reasonable business practices, consistently applied, and applicable Laws, and are sufficient for the preparation of financial statements in conformity with GAAP. All material financial transactions of the Company have been recorded in the books of account of the Company and such books of account fairly and accurately provide the basis for the financial position and the revenues, expenses and results of operation of the Company set forth in the Financial Statements. All of the foregoing corporate and financial books and records are in the possession of the Company at the Real Property.

(b) The Company maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 7.22 Customers and Vendors.

(a) Section 7.22(a) of the Disclosure Schedules sets forth the twenty (20) largest customers (measured by dollar amount of revenue) of the Company and the dollar amount of the revenues attributable to each such customer for each of the years ended December 31, 2016 and 2017 (collectively, the “Material Customers”). Except as set forth on Section 7.22(a) of the Disclosure Schedules, (i) all Material Customers continue to be customers of the Company, none of such Material Customers has materially reduced, modified or changed the terms of, its business with the Company from the levels achieved during the year ended December 31, 2017, and to Sellers’ Knowledge, no such reduction, modification or change will occur, (ii) no Material Customer has terminated or canceled its relationship with the Company or has threatened to do so, (iii) the Company is not involved in any Proceeding or dispute with any Material Customer, and (iv) the Company is not involved in any Proceeding or dispute with any of its other customers that, individually or in the aggregate could reasonably be expected to have a material and adverse effect on the Company’s Business.

(b) Section 7.22(b) of the Disclosure Schedules sets forth the twenty (20) largest vendors (measured by dollar amount of purchases) of the Company and the dollar amount of the purchases attributable to each such Person for each of the years ended December 31, 2015 and 2016 (collectively, “Material Vendors”). Except as set forth on Section 7.22(b) of the Disclosure Schedules, (i) all Material Vendors continue to be vendors of the Company, none of such Material Vendors has materially reduced, changed or modified the terms of, its business with the Company from the levels achieved during the year ended December 31, 2016, and to Sellers’ Knowledge, no such reduction, modification or change will occur, (ii) no Material Vendor has terminated its relationship with the Company or has threatened to do so, (iii) the Company is not involved in any Proceeding or dispute with any Material Vendor, and (iv) the Company is not involved in any Proceeding or dispute with any of its other customers that, individually or in the aggregate could reasonably be expected to have a material and adverse effect on the Company’s business.

(c) Except as set forth in Section 7.22(c) of the Disclosure Schedules, the Company has not entered into, or offered to enter into, any Contract (whether written or oral) pursuant to which the Company is or will be obligated to make any material rebates, discounts, promotional allowances or similar payments or arrangements to any customer (“Rebate Obligations”). All Rebate Obligations are reflected in the Financial Statements or have been incurred after the date thereof in the ordinary course of business and will be taken into account in the calculation of the NWC Adjustment.

Section 7.23 Warranties. Each service provided by the Company meets, in all material respects, all standards for quality and workmanship prescribed by Law, industry standards and any express or implied warranties that are applicable to such product or service under which the Company has any Liability. .

Section 7.24 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

Section 7.25 Related Party Relationships. Except for as set forth in Section 7.25 of the Disclosure Schedules, (a) no Seller or Related Party of the Company or any Seller has any legal or beneficial interest in any of the assets occupied, used or held for use by the Company, and (b) no Seller or Related Party of the Company or any Seller owns (legally or beneficially) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company or (ii) engaged in competition with the Company with respect to the Business. No Seller or Related Party of the Company or any Seller is a party to any Contract with the Company.

Section 7.26 Privacy and Security.

(a) Except as set forth on Section 7.26 of the Disclosure Schedules, the Company exclusively owns and possesses all right, title and interest in and to the Business Data, free and clear of any restrictions of any nature, including all Intellectual Property embodied or associated with the Business Data. Except as set forth on Section 7.26 of the Disclosure Schedules, the Data used by the Company can be used by the Company after the Closing in the same manner in which it is currently used by the Company. The Company has materially complied with all of its internal policies, privacy notices, and, to the Knowledge of Sellers, third party privacy notices applicable to the collection and use of Data used in the Company.

(b) Neither the execution, delivery, nor performance of this Agreement, nor the consummation of this Agreement, will, by itself, result in any violation of any applicable privacy-related Laws, any Company privacy policy, or any contractual obligation of the Company relating to privacy. The Company has complied with and currently complies with all applicable U.S. data privacy, data protection, data security, and cybersecurity Laws, its obligations arising under any contract and its own policies and procedures pertaining to the privacy or security of sensitive and personal information. The Company has commercially reasonable security measures and policies in place to protect Personal Data collected by it or on its behalf from unauthorized access, use and/or disclosure. The Company is assessing its compliance with the General Data Protection Regulation (EU) 2016/269 (“GDPR”). The Company is not currently and, to the knowledge of the Company, has not in the past been under investigation by any Governmental Authority or industry self-regulatory body, or subject to any court order, an order by any Governmental Authority, or any settlement agreement affecting its collection, storage, use, disclosure, transmission, disposal, or security of Personal Data. The Company has not undertaken a GDPR compliance exercise.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants with respect to Sections 5.01, 5.02, 5.03 and 5.04 to Sellers and with respect to Sections 5.05 – 5.16 to the Principal Sellers as follows, as of the Closing Date:

Section 8.01 Organization and Authority of Buyer. Buyer is an Italian Società per Azioni duly organized, validly existing and in good standing under the Laws of Italy. Buyer has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite Corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

Section 8.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the organizational documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c), except for the Unicredit Consent, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 8.03 Investment Purpose. Buyer is acquiring the Equity Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Equity Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Equity Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 8.04 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price as and when due and consummate the transactions contemplated by this Agreement.

Section 8.05 Capitalization; Voting Rights.

(a) The authorized capital stock of the Buyer, immediately prior to the Closing, consists of 120,501 shares of common stock, no par value, (i) 100,000 shares of which are issued and outstanding; (ii) 3,093 of which are reserved and committed for issuance to the following individuals: Aniketh Ashok Jain, Ashish Agarwal, Shruthi Chandanmal Jain, Shilpa Agarwal, Shivam Prasad, Vinay Jain and Mohamed Faraz; (iii) 3,543 of which are reserved for issuance as Subscribed Shares; and (iv) 2,410 of which are reserved for issuance under the Kaleyra Option Plan. Section 8.05(a) of the Disclosure Schedule sets forth a complete list of the outstanding, committed and reserved capital stock of the Buyer, including the name of each holder and the type and number of shares, or options of each type.

(b) Under the Kaleyra Option Plan, the Buyer has reserved 2,410 shares of Common Stock (of a total unallocated Common Stock) for issuance to the Founders and Managers under the Plan, representing 2% of the Buyer’s equity capitalization following the consummation of the Closing on a fully diluted basis, of which (i) no shares of Common Stock have been issued pursuant to the exercise of options, (ii) options to subscribe for 2,410 shares of Common Stock (the “Options Shares”) will be granted by September 30, 2018. Section 8.05(b) of the Disclosure Schedule sets forth a complete list of the outstanding options issued or to be issued as of Closing under the Kaleyra Option Plan and otherwise, including the name of the grantee, the number of Subscribed Shares issuable upon exercise of such options and the exercise price.

(c) All issued and outstanding Subscribed Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable, and (ii) were issued in compliance with applicable Italian laws. The Subscribed Shares equal 3% of Buyer’s fully-diluted equity capitalization following the consummation of the Closing (not counting the Options Shares) and will equal 2.94% of Buyer’s fully-diluted equity capitalization following the issuance of the options relating to the Options Shares.

(d) The rights, preferences, privileges and restrictions of the Subscribed Shares are as stated in the Buyer’s charter, and such rights, preferences, privileges and restrictions are valid, binding and enforceable and are in accordance with all applicable laws.

(e) All outstanding Buyer’s Share are subject to transfer restrictions as set forth in Buyer’s charter and in accordance with applicable securities regulations.

Section 8.06 The Subscribed Shares have been duly authorized and, when issued and fully paid-in by the Principal Sellers in accordance with this Agreement, will be validly issued, fully paid and non-assessable Subscribed Shares, and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Buyer; provided, however, that the Subscribed Shares may be subject to restrictions on transfer under U.S. and Italian state, local, and/or federal securities laws, as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

Section 8.07 Assuming the accuracy of the representations and warranties made by the Principal Sellers in Articles III and IV of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Buyer in connection with the consummation of the transactions contemplated by this Agreement, except for in respect of the Buyer only filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

Section 8.08 Financial Statements. The Buyer has made available to the Principal Sellers its audited financial statements for the fiscal year ended December 31, 2017 (the “Buyer’s Financial Statement”). The Buyer’s Financial Statement has been prepared in accordance with the accounting principles of the Italian Accounting Organization (Organismo Italiano di Contabilità) applied on a consistent basis throughout the periods indicated, except as disclosed therein, and present fairly the financial condition and position of the Buyer as of the relevant reference date; provided, however, that the Buyer’s Financial Statement is subject to normal recurring year-end adjustments (which are not expected to be material either individually or in the aggregate).

Section 8.09 Securities Law Compliance. Valid Issuance of Shares. The Subscribed Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Buyer’s charter. The Subscribed Shares will be issued in compliance with all applicable Italian and U.S. federal and state securities laws.

ARTICLE IX

COVENANTS

Section 9.01 Confidentiality.

(a) From and after the Closing, Sellers will not, and each will cause its Related Parties not to, directly or indirectly, use or disclose (other than to or on behalf of Buyer or Company) any Confidential Information of or relating to the Company or its business. This Section 9.01(a) shall survive the Closing and shall continue indefinitely; provided, however, that the restrictions in this Section 9.01(a) shall terminate on the fifth (5th) anniversary of the Closing with respect to any Confidential Information that does not then constitute a trade secret under applicable Law. Nothing in this Section 9.01(a) shall be construed to limit or supersede the common law of torts or statutory or other protection of trade secrets where such law provides Buyer or the Company with greater or longer protection than provided in this Section 9.01(a).

(b) The obligations set forth in Section 9.01(a) shall not apply to any information that Sellers demonstrates: (i) has become generally available after the Closing Date to the public through no act or omission of Sellers or any of their Related Parties and without violation of this Agreement; or (ii) is required to be disclosed by subpoena or other mandatory legal process, provided that such Seller(s) promptly gives Buyer notice of any request or demand for disclosure of such Confidential Information upon receipt of such request or demand along with a copy of any written correspondence, pleading or other communications concerning the request or demand, and uses reasonable efforts to obtain, and upon request, provides reasonable cooperation should Buyer or Company seek to obtain, an appropriate protective order.

Section 9.02 Non-competition; Non-solicitation.

(a) The Founders shall not, directly or indirectly, for a period of three (3) years commencing on the Closing Date:

(i) engage in the distribution and sale of, or provision of services related to supplying the infrastructure and platforms for virtual phone numbers, including suites of APIs, which enable IP based applications and services to connect to telecommunication devices, as well as other IP based software applications (collectively, the “Business”);

(ii) have an interest in any Person that engages directly or indirectly in the Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant;

(iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between any Company and customers or suppliers of any Company;

(iv) hire or solicit any employee of the Company or Buyer or encourage any such employee to leave such employment; or

(v) solicit or entice, or attempt to solicit or entice, any suppliers, clients or customers of the Company or potential suppliers, clients or customers of the Company (as of or within the two (2) year period preceding the Closing) for purposes of selling products or services similar to those currently offered by the Company, or otherwise diverting their business or customers from the Company.

(b) Notwithstanding the foregoing, the Founders or Managers may own, directly or indirectly, solely as a passive investment, up to an aggregate of two percent (2%) of the publicly-traded securities of any Person traded on a national securities exchange.

(c) Sellers acknowledge that a breach or threatened breach of Section 9.01 or Section 9.02 would give rise to irreparable harm to Buyer and the Company, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by any Seller of any such obligations, Buyer and the Company shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, injunctive relief, an order of specific performance and any other relief that may be available from a court or arbitrator (without any requirement to post a bond or other security).

(d) Sellers acknowledge that the restrictions contained in Section 9.01 and this Section 9.02 are reasonable and necessary to protect the legitimate interests of Buyer and the Company and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in Section 9.01 or this Section 9.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court or arbitrator is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in Section 9.01 and this Section 9.02 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 9.03 Indemnification of Officers and Directors. For a period of six (6) years after the Closing, Buyer shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or modify (by merger or otherwise), in a manner adverse to the beneficiary thereof, any provision in the Company’s or any of its Subsidiaries’ certificate of incorporation or bylaws (or equivalents) relating to the exculpation or indemnification of any officers or directors, it being the intent of the Parties hereto that the officers and directors of the Company and its Subsidiaries on the date hereof shall continue to be entitled to such exculpation and indemnification to the full extent of the law. If, after the Closing, Buyer, the Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer or the Company, as applicable, shall assume all of the obligations set forth in this section.

Section 9.04 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 9.05 Certain Actions. Neither Buyer, nor the Company, nor any of its or their subsidiaries (in each case directly or indirectly or via any intermediary or representative) will take (or omit to take) any action or do anything to commence, initiate, or request any voluntary disclosure process under or relating to any rule, regulation or policy of the Federal Communications Commission or any state or local agency with jurisdiction over the Company, with respect to the Company’s business prior to the Closing Date, other than as contemplated by this Agreement.

Section 9.06 Right of First Refusal. The Company hereby fully, finally and expressly waives the Right of First Refusal as it applies to the transactions provided for in this Agreement.

ARTICLE X

TAX MATTERS

Section 10.01 Tax Covenants.

(a) Sellers’ Representative shall, with the cooperation and assistance of the Company and the Company’s tax accountant, prepare and timely file, or cause to be prepared and timely filed, and shall pay all third-party costs and fees for the Company to prepare, or cause to be prepared, all Tax Returns of the Company for periods ending before the Closing Date and which are due on or after the Closing Date, and Sellers shall pay all Taxes shown as due on such Tax Returns to Buyer at least five (5) Business Days prior to the applicable due date of such Tax Returns. Sellers’ Representative shall: (i) prepare or cause to be prepared such Tax Returns in a manner consistent with applicable Law and the Company’s past practices to the extent consistent with applicable Law; (ii) consult in good faith with Buyer and its Representatives as to the contents of such Tax Returns; (iii) make the relevant books, records, other materials and documents available to Buyer or its Representatives; (iv) cooperate fully with Buyer in connection therewith; and (v) except as otherwise required by applicable Law, not take any position on such Tax Returns that will result in any material increase of Taxes of the Company, Buyer or their respective without Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). No later than twenty (20) days prior to the applicable due date of such Tax Returns, Sellers’ Representative shall submit copies of such Tax Returns to Buyer for Buyer’s review, comment and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Buyer shall have the right to review and comment on any such Tax Return prior to filing and Sellers’ Representative shall incorporate any reasonable comments of Buyer.

(b) Any refunds, rebates, deductions, credits or overpayments of Taxes of the Company for any taxable period ending before the Closing Date shall be for the account of Sellers. Any refunds, rebates, deductions, credits or overpayments of the Company for any taxable period beginning on or after the Closing Date shall be for the account of Buyer. Any refunds, rebates, deductions, credits or overpayments of Taxes of the Company for a Straddle Period shall be equitably prorated and apportioned between Sellers and Buyer applying the principles of Section 10.02.

Section 10.02 Straddle Period. Buyer shall prepare and timely file, or cause to be prepared and timely filed, and shall pay all third-party costs and fees for the Company to prepare, or cause to be prepared, all Tax Returns of the Company with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), and Sellers shall, at least five (5) Business Days prior to the applicable due date of such Tax Returns, pay to Buyer all Taxes shown as due on such Tax Returns that are treated as Pre-Closing Taxes. Buyer shall: (i) prepare or cause to be prepared such Tax Returns in a manner consistent with applicable Law and the Company’s past practices to the extent consistent with applicable Law; (ii) consult in good faith with Sellers’ Representative and his Representatives as to the contents of such Tax Returns; (iii) cooperate fully with Sellers’ Representative in connection therewith; and (iv) except as otherwise required by applicable Law, not take any position on such Tax Returns that will result in any material increase of Taxes of the Company, Sellers or their respective Affiliates for a Pre-Closing Tax Period without the consent of Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed). No later than twenty (20) days prior to the applicable due date of such Tax Returns, Buyer shall submit copies of such Tax Returns to Sellers’ Representative for the review, comment and approval of Sellers’ Representative, which approval shall not be unreasonably withheld, conditioned or delayed. Sellers’ Representative shall have the right to review and comment on any such Tax Return prior to filing, and Buyer shall incorporate any reasonable comments of Sellers’ Representative. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes based upon, or related to, income or receipts, the amount which would have been payable if the taxable year had ended on the day immediately prior to the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the period ending on and including the day immediately prior to the Closing Date, and the denominator of which is the number of days in the entire period.

Section 10.03 Contests. Buyer agrees to give written notice to Sellers’ Representative upon receipt of any written notice relating to the assertion of any claim, or the commencement of any Proceeding by a Governmental Authority in respect of Taxes for which Sellers may be liable pursuant to Section 11.02(c) (a “Tax Claim”); provided, that any failure or delay in giving such notice shall not limit Buyer’s right to indemnification hereunder. Sellers’ Representative may elect to assume and control the defense of such Tax Claim by written notice to Buyer within thirty (30) days after delivery by Buyer to Sellers’ Representative of the written notice of the Tax Claim; provided, however, that Sellers’ Representative shall obtain the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a Tax Claim or ceasing to defend such Tax Claim in a manner that would result in liability to Sellers; and, provided further, that Buyer shall be entitled to participate in the defense of such Tax Claim through counsel of its choice, the fees and expenses of which separate counsel shall be borne solely by Buyer.

Section 10.04 Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE X or in connection with any audit or other Proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Buyer shall maintain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period for seven years following the end of the taxable year including the Closing Date.

Section 10.05. Transfer Taxes. All transfer, documentary, registration, gains, real property transfer, sales, use, excise, stamp, conveyance Taxes and any other similar Taxes applicable to, arising out of or imposed upon the transactions contemplated hereunder (including any interest and penalties), if any, shall be borne 50% by Buyer and 50% by Sellers. Except as otherwise required by applicable Law, Buyer shall timely file all necessary Tax Returns and other documentation with respect to any such Taxes.

ARTICLE XI

INDEMNIFICATION

Section 11.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein, and the right to assert claims in respect thereof, shall survive the Closing and remain in full force and effect until the 24-month anniversary of the Closing Date; provided, however, the Fundamental Representations shall survive the Closing through the end of the applicable statute of limitations by Law. Each covenant or other agreement contained in this Agreement shall survive the Closing and not expire unless otherwise specifically provided in this Agreement. Notwithstanding the foregoing, any claim relating to any matter potentially subject to indemnification hereunder, as to which notice has been given in accordance with Section 12.02 prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and the right to indemnification in respect of such matters shall survive until finally resolved, including with respect to Losses accruing after such applicable survival period would otherwise have expired.

Section 11.02 Indemnification by Sellers. Subject to the other terms, conditions and limitations of this Article XI, the Sellers severally and not jointly (and the Founders jointly and severally with respect to themselves, the Managers and the Minority Shareholders, but not the IDG Entities) shall indemnify Buyer and its Affiliates (including after Closing, the Company) and their respective successors, assigns, officers, directors, managers, members, employees, representatives and agents (each, a “Buyer Indemnified Party”) against, and shall hold the Buyer Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon any of them based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers or the Company in ARTICLE VI or ARTICLE VII of this Agreement or the DAA;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers or Sellers’ Representative pursuant to this Agreement or, in the case of the Sellers’ Representative only, the DAA;

(c) any Pre-Closing Taxes in accordance with ARTICLE X;

(d) any Transaction Expenses of the Company, except to the extent paid as of the Closing or accrued as current liabilities in the determination of Net Working Capital;

(e) any expenses, brokerage fees, investment banking fees, agent’s commissions or finder’s fees payable or incurred by Company in connection with the execution or delivery of any Transaction Document or any of the transactions contemplated thereby;

(f) any Liability associated with the Company’s failure to meet any obligations imposed by applicable Law to pay into the FCC’s Universal Service Fund based on FCC interpretations as of the date of the Closing;

(g) any Liability associated with the RMB/USD currency setoff arrangement with Eastcom; and

(h) any Proceedings, fees, and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnification.

If the Founders satisfy any Losses under the indemnification provisions of this Article XI on behalf of the Managers and/or the Minority Shareholders as a result of the joint and several liability provision applicable to the Founders, then the Founders will be entitled to recover from the Managers, Optionees, and/or the Minority Shareholders (via rights of contribution or otherwise), as applicable, such portion of such Losses satisfied by the Founders that otherwise would be borne by the Managers, Optionees, and/or the Minority Shareholders, as applicable.

Notwithstanding anything herein to the contrary, if the Buyer seeks to offset or setoff any Losses pursuant to this Article 11 against the First Deferred Payment, then the percentage setoff will be calculated on a pro rata basis among the Sellers (such pro rata amount being the “Allocable Amount” for each Seller) and if the Allocable Amount for any Founder in connection with such Losses exceeds (measured on dollars basis) the amount of consideration otherwise payable to such Founder in respect of the First Deferred Payment (such amount in dollars in excess of the Founders Allocable Amount, the “Founder Deficit Amount”), then Buyer will not be entitled to offset the Founder Deficit Amount against the other recipients of the First Deferred Payment, but will instead assess such Founder Deficit Amount solely against the applicable Founder, including by recourse to and offset against such Founder’s allocable proceeds from the Second Deferred Payment.

Section 11.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE XI, Buyer shall indemnify Sellers, their Affiliates and their respective successors, assigns, officers, directors, managers, members, employees, representatives and agents (each a “Seller Indemnified Party”) against, and shall hold each Seller Indemnified Party harmless from and against, any and all Losses incurred or sustained by, based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer in ARTICLE VIII of this Agreement or the DAA;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or the DAA;

(c) any expenses, brokerage fees, investment banking fees, agent’s commissions or finder’s fees payable or incurred by Buyer in connection with the execution or delivery of any Transaction Document or any of the transactions contemplated thereby;

(d) any Liabilities arising out of the ownership, operation or business of the Company or any of their respective assets at or after the Effective Time, other than Losses arising out of or relating to any matter in respect of which Sellers are required to indemnify, defend or hold harmless the Buyer Indemnified Parties pursuant to Section 11.02 above or would be so required but for any of the limitations set forth in Sections 11.01 or 11.04; or

(e) any Proceedings, fees, and expenses incident to any of the foregoing or occurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnification.

Section 11.04 Certain Limitations. The party making a claim under this ARTICLE XI is referred to as the “Indemnified Party,” and the party or parties against whom such claims are asserted under this ARTICLE XI is referred to as the “Indemnifying Party.” The indemnification provided for in Section 11.02 shall be subject to the following limitations:

(a) Except in the case of (i) a breach of any Fundamental Representation or (ii) fraud or intentional misconduct, the Sellers shall not be liable to any Buyer Indemnified Party for indemnification in respect of inaccuracies in or breaches of representations or warranties under Section 11.02(a), until the aggregate amount of all Losses subject to indemnification solely under Section 11.02(a) exceeds $100,000 (the “Deductible”), at which point the Buyer Indemnified Parties shall be entitled to indemnification for all in Losses in excess of the Deductible (i.e., only hose just in excess of the Deductible, subject to the other limitations contained in this Agreement).

(b) The maximum aggregate amount of indemnifiable Losses which may be recovered from Sellers in respect of inaccuracies in or breaches of representations or warranties pursuant to Section 11.02(a) shall be an amount equal to four million dollars ($4,000,000), provided that the foregoing clause shall not apply to breaches of Fundamental Representations, which shall be capped at five million dollars ($5,000,000) or to claims for fraud or intentional misrepresentation.

(c) No Seller shall have any liability pursuant to Section 11.02 with respect to a Loss to the extent such Loss included is a liability reserved or accrued for in, the Final Closing Statement pursuant to ARTICLE II or to any Losses in excess of his, her or its actual proceeds received under this Agreement, except for the Founders in the case of, and to the extent that, the Founders (or either of them) are responsible for joint and several indemnification of other parties hereunder in accordance with other provisions of this Article XI.

(d) Notwithstanding anything herein to the contrary (but subject to the Founders’ joint and several liability with respect to the Minority Shareholders), any Loss assessed against the Sellers and Optionees will be assessed pro rata based on the percentage of Closing Consideration (and if applicable, Deferred Consideration) proceeds actually distributed to each Seller at the time such Loss is finally determined to be due and payable.

Section 11.05 Indemnification Procedures.

(a) Third-Party Claims. If any Indemnified Party receives notice of the potential assertion or commencement of any Proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party in respect of which the Indemnified Party intends to seek indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure or is materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party that the Indemnifying Party will indemnify the Indemnified Party in respect of such matter, to assume the defense of, any Third-Party Claim, at the Indemnifying Party’s sole expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Section 11.05(a), or having so elected, fails diligently to prosecute such defense, the Indemnified Party may, subject to Section 11.05(a), pay, compromise, defend such Third-Party Claim and without prejudice to its rights to indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Sellers’ Representative and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 9.01) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim. Notwithstanding anything to the contrary in the foregoing, (a) if defendants in any action include any Indemnifying Party and any Indemnified Party, and the Indemnifying Party shall have been advised by its counsel that there may be material legal defenses available to such Indemnified Party inconsistent with those available to such Indemnifying Party, (b) if a conflict of interest exists between any Indemnified Party and Indemnifying Party with respect to such claim or the defense thereof, or (c) if an Indemnified Party reasonably and in good faith determines that the defense of such claim by the Indemnifying Party could reasonably be expected to have a material adverse effect on its business, then in any such case, the Indemnified Party shall have the right to employ its own counsel in such action, and in such case (or if the Indemnifying Party does not timely assume the defense of such matter as provided above or having so assumed, fails diligently to conduct such defense) the reasonable fees and expenses of the Indemnified Party’s counsel shall be borne by the Indemnifying Party and shall be paid by it from time to time within twenty (20) days of receipt of appropriate invoices therefore. The provisions of this Section 11.05 shall not apply to Tax Claims, which are subject to the procedures in Section 10.03.

(b) Settlement of Third-Party Claims. This Section 11.05(b) shall apply where the Indemnifying Party has elected to assume the defense of a Third-Party Claim in accordance with Section 11.05(a). Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 11.05(b). If a firm offer is made to settle a Third-Party Claim solely for monetary amounts to be satisfied by the Indemnifying Party and without liability or the creation of any financial or other obligation or a finding of criminal guilt on the part of an Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim.

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss or potential Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim (subject to the provisions of Section 9.01). During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is or is likely to become payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Sellers’ Representative. All actions and decisions of any Seller pursuant to this Section 11.05, whether as an Indemnifying Party or Indemnified Party, shall be taken exclusively by Sellers’ Representative.

(e) Seller’s Method of Payment. To the extent any amounts remain due and payable to the Sellers (or any Seller) under Section 2.05 at such time as any payment is owed to Buyer or any Buyer Indemnified Party as an Indemnified Party under this ARTICLE XI, then the amount of such loss will first be satisfied by holding back the applicable amount from any deferred payment due to the Sellers pursuant to Section 2.05. In such case, the Indemnifying Party shall be deemed to have made such payment when, at the time of the First or Second Deferred Payment, Buyer holds back the applicable amount from the First or Second Deferred Payment.

Section 11.06 Tax Treatment of Indemnification Payments; Tax Benefit Offset. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price, as applicable, for Tax purposes, unless otherwise required by a change in Law occurring after the date hereof, a closing agreement with an applicable Governmental Entity or a final non-appealable judgment of a court of competent jurisdiction. If Sellers pay an amount to Buyer pursuant to a claim for indemnification under Section 11.02 and Buyer or any of its Affiliates receives or realizes in connection with the Losses for which it has been indemnified any refund, or any reduction of, or credit against, its Tax liabilities, Buyer shall pay to Sellers an amount equal to the actual net benefit (calculated on the basis of the actual reduction in cash payments for Taxes), after Tax, which was obtained by the Buyer or any of its Affiliates as a consequence of such refund, or reduction of, or credit against, its Tax liabilities.

Section 11.07 Exclusive Remedies. Except to the extent disputes are to be resolved otherwise as provided in Section 2.04(c)(iii), and subject to Section 12.12, the parties acknowledge and agree that their sole and exclusive monetary remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE XI. Nothing in this Section 11.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 12.12 or to seek any remedy on account of fraud by any party hereto.

Section 11.08 Release of the Company and Buyer. Following the Closing, neither the Company nor Buyer shall have any Liability to any Seller or any Noteholder as a result of any inaccuracy or misrepresentation in or breach of any representation or warranty made by any Seller contained in any Transaction Document, any schedule thereto, or in connection with the transactions contemplated therein, the breach of any covenant or agreement made by any Seller in any Transaction Document, payment pursuant to the Notes or any other matter subject to indemnification by any Seller pursuant to this Agreement, and no Seller or Noteholder shall have any right of indemnification or contribution against the Company or Buyer on account of any event or condition occurring or existing prior to or on the Closing Date. In furtherance of the foregoing, effective as of the Closing, Sellers and Noteholders, both severally and not jointly, for themselves and their successors-in-interest or any other Person who may now or hereafter claim through any of them, hereby forever release and discharge the Company and Buyer, their respective officers and directors and their respective successors-in-interest, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and legal expenses), of any nature whatsoever, whether known or unknown, which any such Seller or Noteholder now has, has had, or may hereafter claim to have had against the Company or their respective officers or directors by reason of any matter, act, omission, cause, or event that has occurred up to the Closing. Any and all agreements relating to any Equity Interests and any other shareholder, voting or similar agreements between or among any Sellers, other than the Transaction Documents, are hereby terminated, and the Sellers waive any and all rights thereunder, including without limitation any rights of first refusal set forth therein, and release all counterparties for any and all liability thereunder. All Noteholders acknowledge that, as of the Closing, all Company liability under the Notes has been extinguished, and none of the Noteholders has any right to convert, subscribe or otherwise receive any shares of the Company.

Section 11.09 Net Recovery. The amount of any Loss shall be net of any amounts actually recovered by the Indemnified Party under insurance policies, indemnities, reimbursement arrangements, or contracts (including with respect to any breaches thereof) pursuant to which or under which such Person or such Person’s Affiliates is a party or has rights (“Alternative Arrangements”) with respect to such Loss (in each case, net of any costs and expenses incurred in connection with the collection of any such amounts, and net of any increase in insurance premiums as a result of such Loss). Additionally, the amount of any Loss claimed by any Indemnified Party hereunder shall be reduced to the extent of any Tax savings or benefits actually realized (determined on a “with and without” basis) by any Indemnified Party or its Affiliates that is attributable to any deduction, loss, credit or other Tax benefit resulting from or arising out of such Loss in the year the indemnity payment is made or in any prior year. If the amount to be netted pursuant to this section from any payment actually recovered pursuant to this section is determined only after such payment, the Indemnified Party shall repay the Indemnifying Party (or the Paying Agent in trust for the Sellers as disbursing agent in the case of amounts actually recovered by Buyer or the Company or any of their Affiliates for the benefit of and distribution to the Sellers) promptly (but in any event within five (5) Business Days after such determination) any amount that the Indemnifying Party would not have had to pay or that would have been deducted from the relevant payment to the Sellers or Optionees. In the event of any breach giving rise to an indemnification obligation under this Article XI or the right to make a claim against any deferred payments, the Indemnified Party shall use, and shall cause its respective Affiliates to use, commercially reasonable efforts to mitigate the Losses of the related breach for which indemnification may be sought hereunder upon becoming aware of any event which would reasonably be expected to, or does give rise thereto (including taking reasonable steps to, the extent consistent with sound business judgment, incur costs only to the extent necessary to remedy the breach which gives rise to the Loss).

Section 11.10 Employee Waiver. William Peters hereby confirms that he has not been misclassified as a an independent contractor to the Company and that he does not have any pending claims for or right or entitlement to, and releases and discharges the Company and the Buyer and their respective officers, directors, managers, employees, agents and representatives from any and all claims for any treatment as an employee, including any and all claims for overtime wages and associated damages. Nothing in this provision waives any rights of William Peters to accrued, but unpaid compensation owed to him for service during the month of July 2018 or to any rights to payment of an equity or equity compensation as provided to Sellers or Optionees under this Agreement. Furthermore, nothing in this release alters the at-will status of the relationship between William Peters and the Company.

Section 11.11 Materiality Scrape. For purposes of this ARTICLE XI, in determining the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty shall be read without regard and without giving effect to any materiality qualifications contained therein (including the terms “material”, “material adverse effect”, “Material Adverse Effect” or any similar terms).

ARTICLE XII

MISCELLANEOUS

Section 12.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Sellers shall pay all Transaction Expenses incurred by the Company or Sellers and not paid prior to the Closing. For the sake of clarity, it is expressly agreed and understood that any and all expenses and/or costs arising from or connected to the appointment of the Paying Agent shall exclusively be borne by Buyer.

Section 12.02 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given to the applicable party using the addresses below (note: email confirmations will not constitute notice): (i) if personally delivered, when so delivered; (ii) if mailed, five (5) Business Days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (iii) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below, provided that (A) the sending facsimile generates a transmission report showing successful completion of such transaction, and (B) if such telecopy is sent after 5:00 p.m. local time at the location of the receiving facsimile, or is sent on a day other than a Business Day, such notice or communication shall be deemed given as of 9:00 a.m. local time at such location on the next succeeding Business Day; or (iv) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery, the Business Day following its delivery to such service in time for next day delivery:

If to Buyer (or after Closing to the Company):	Kaleyra S.p.A. Via Teodosio, 65 20131 Milano – Italia Att: Dario Calogero Email: Dario.calogero@kaleyra.com

with copies (which will not constitute notice to Buyer) to:	Mark Vecchio Venable LLP 1270 Avenue of the Americas, 24th Floor New York, NY 11104 Email: mvecchio@venable.com

If to Sellers’ Representative:	Ipai Terry Hsiao c/o Hook Mobile 1593 Spring Hill Rd., Suite 540 Vienna, VA 22182 Email: terry.hsiao@hookmobile.com

with copies (which will not constitute notice to the Seller’s Representative) to:	Orrick, Herrington & Sutcliffe, LLP Geoff Willard 1152 15th St NW Washington, DC 20005 Email: gwillard@orrick.com

Any Person entitled to notice may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth. All notices, requests, demands, claims and other communications given to Sellers’ Representative in accordance herewith shall be deemed given to all Sellers.

Section 12.03 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the words “or” and “and” are not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute or regulation means such statute or regulation as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder from time to time. Any reference to specific statutes or regulations in a particular jurisdiction shall be deemed to refer to any similar statutes or regulations of any other applicable jurisdictions. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. A disclosure on one Schedule relates only to the Sections of the Agreement that reference such Schedule, and not to any other Schedule or Section of the Agreement, unless expressly so stated, or a cross-reference is made from one Schedule to another Schedule, or the relevance of such disclosure to such other Schedule or Section is readily apparent on the face of such disclosure. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. Any reference in this Agreement to gender shall include all genders including the neuter, and words imparting the singular number only shall include the plural and vice versa. References to Sellers shall be construed to refer to any one or more of Sellers. Statements in this Agreement that Sellers have “made available,” “delivered” or “provided” (or terms of similar import) a particular document or information to Buyer shall mean such document or information was made available by Sellers or its Representatives via the posting of such items or information to the electronic data room.

Section 12.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 12.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.06 Entire Agreement. This Agreement (together with the Exhibits and Schedules attached hereto and the Disclosure Schedules), the Option Cancellation and Cash-Out Agreement, the DAA, and the indemnification side letter from the Founders to the Buyer of even date herewith constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and any Exhibits, Schedules or Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 12.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder. Notwithstanding the foregoing, Buyer (or following the Closing, the Company) may assign its rights under this Agreement (including the right to acquire all or any portion of the Equity Interests at the Closing) to one or more Affiliates of Buyer or to any purchaser of all or substantially all or any substantial part of the Business (by merger, share sale, sale of assets or otherwise), provided, however, Buyer shall remain liable to Sellers for the performance of its obligations under this Agreement.

Section 12.08 No Third-party Beneficiaries. Except as provided in Section 9.01 and ARTICLE XI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and the Sellers’ Representative. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 12.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

Section 12.11 Arbitration. Except to the extent provided otherwise in Section 2.04(c)(iii), all disputes arising directly or indirectly out of this Agreement, including the performance or non-performance of a party or the meaning or construction of any provisions (“Disputes”), shall be fully resolved in confidential arbitration proceedings as set forth in this Section 12.11. All Disputes shall be submitted to binding arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules (the ICDR Rules); provided that (1), any arbitration hearings shall take place in

Washington, D.C., and the parties shall use good-faith efforts to schedule such hearings on successive days; (2) the arbitrators shall be required to hear, and rule on, dispositive motions (such as a motion for summary judgment) addressing any issues of law or undisputed facts as provided by Fed. R. Civ. Proc. 56; (3) the parties are entitled to depose such witnesses whose anticipated testimony is found by the arbitrator(s) to be necessary to determine the matter; (4) the parties are required to complete discovery during a period of time that shall not exceed six months; (5) no postponements are allowed in the absence of the parties’ agreement or good cause shown; (6) the parties are permitted, without limitation, to submit closing briefs, which must be considered in the arbitration decision if submitted to the arbitrator(s) within a reasonable time to be determined by the arbitrator(s); and (7) the arbitration decision must follow applicable law and consist of a reasoned award demonstrating how such law was followed. Such arbitration shall be conducted at a time and place mutually agreed upon by the parties; but, in the event of such failure to agree on either the place or the time for arbitration, such decision shall be made by the International Centre for Dispute Resolution. In all cases, there shall be a panel of three arbitrators, one arbitrator selected by each party, and a third arbitrator selected by each of the other two arbitrators. Any award or decision in arbitration shall be binding upon both parties and shall be enforced by any court of competent jurisdiction. Any damages recoverable by an Indemnified Party pursuant to ARTICLE XI shall bear interest at the annual rate of eighteen percent (18%), or the highest rate allowed by applicable law, if lower.

Section 12.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 12.13 Counterparts. This Agreement may be executed and delivered in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Signatures to this Agreement or any Transaction Document delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original.

Section 12.14 Sellers’ Representative. Until the delivery of written notice of appointment of a successor Sellers’ Representative under this Section 12.14 (which shall be at the sole discretion via a written consent of a majority in interest of the Sellers based on their pre-Closing equity ownership, provided, however, that if Hsiao is incapacitated or deceased, then Hsiao’s equity will be excluded from such consent-related calculation unless Hsiao has a duly appointed legal representative at the time any such consent is approved), Sellers’ Representative shall serve as agent and attorney-in-fact for each Seller, for and on behalf of each Seller, with full power and authority to represent, in its sole reasonable discretion, each Seller and such Seller’s heirs, executors, personal representatives, beneficiaries, successors and assigns with respect to all matters arising under this Agreement and, except as otherwise provided in this Agreement, all actions taken by Sellers’ Representative under this Agreement will be binding upon each Seller and such Seller’s heirs, executors, personal representatives, beneficiaries, successors and assigns as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, Sellers’ Representative has full power and authority, on behalf of each Seller and such Seller’s heirs, executors, personal representatives, beneficiaries, successors and assigns, to interpret the terms and provisions of this Agreement, to dispute or fail to dispute any claim under this Agreement, to negotiate and compromise any dispute that may arise under this Agreement, to sign any releases or other documents with respect to any such dispute, and to agree to and sign any amendments, waivers, or other documents in connection with the consummation of the transactions contemplated by this Agreement. A Seller will be deemed a party or a signatory to any contract, document, instrument or certificate for which Sellers’ Representative signs on behalf of such Seller. All decisions, actions and instructions by Sellers’ Representative, including the defense or settlement of any claims for which Sellers may be required to indemnify the Buyer Indemnified Party pursuant to ARTICLE XI, will be conclusive and binding on each Seller, and no Seller has the right to object, dissent, protest or otherwise contest the same. Each Seller shall pay and indemnify and hold harmless the Buyer Indemnified Parties from and against any Losses that they may suffer or sustain as the result of any claim by such Seller or any of its Affiliates that an action taken by Sellers’ Representative on behalf of Sellers is not binding on, or enforceable against, any Seller. Except as otherwise provided in this Agreement, Buyer has the right to rely conclusively on the instructions and decisions of Sellers’ Representative as to the settlement of any claims for indemnification by Buyer pursuant to ARTICLE XI, or any other actions required or permitted to be taken by Sellers’ Representative hereunder, and no Seller will have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of Sellers’ Representative. Any action taken by Sellers’ Representative pursuant to the authority granted in this Section 12.14 is effective and absolutely binding on each Seller notwithstanding any contrary action of or direction from such Seller. The liquidation, death or incapacity of any Seller does not terminate the authority and agency of Sellers’ Representative (or successor thereto). The provisions of this Section 12.14 are binding upon the heirs, executors, personal representatives, beneficiaries, successors and assigns of each Seller, and any references in this Agreement to a Seller means and includes the successors to such Seller’s rights hereunder, whether pursuant to any testamentary disposition, the laws of descent and distribution or otherwise. The Sellers’ Representative irrevocably agrees in favor of the other Sellers to instruct the issuer of the applicable Bank LCs promptly to wire any and all funds from the Bank LCs constituting the First Deferred Payment or the Second Deferred Payment directly to the Transaction Account (or, if applicable, any successor to the Transaction Account held by the entity then serving as the Disbursing Agent) for subsequent distribution to the Sellers.

Section 12.15 Stockholder Independent Counsel. Each Seller hereby confirms, acknowledges and agrees that: (x) such Seller has had the opportunity to consult his, her or its personal tax advisor(s) and legal counsel, whether or not such Seller actually has elected to do so; and (y) such Seller has not relied upon the advice of Orrick (defined below) in making such Seller’s determination as to whether to enter into this Agreement, to negotiate any of the terms hereof, or for any other reason.

Section 12.16 Representation; Waiver of Conflicts.

(a) Each of the Parties acknowledges and agrees that Orrick, Herrington & Sutcliffe LLP (“Orrick”) has acted as legal counsel solely to the Company in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby and that no other person or Party has been represented by Orrick in any such matters.

(b) In connection with any matter or dispute under this Agreement, Buyer hereby irrevocably waives and agrees not to assert, the Company hereby irrevocably waives and agrees not to assert, and if requested by Orrick, Buyer further agrees to cause the Company following the Closing to irrevocably waive and not to assert, any conflict of interest resulting or arising from or in connection with: (i) Orrick’s prior representation of the Company in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby and (ii) Orrick’s representation of the Sellers’ Representative or any of the Sellers (collectively, the “Seller Parties”) after the Closing.

(c) Additionally, the Company, the Sellers, the Sellers’ Representative, and the Buyer hereby irrevocably: (x) confirm and acknowledge that a partner of Orrick involved in the representation of the Company in connection with this Agreement and related transactions is a stockholder of the Company, (y) consent to such representation after having considered the potential adverse consequences thereof, and (z) knowingly and intentionally waive any conflict of interest related to or arising or resulting from the fact that Orrick and such partner are providing advice to the Company in connection with this Agreement and any and all related transactions.

(d) Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Company, that all communications in any form or format whatsoever between or among any of Orrick, the Company, any of the Seller Parties, or any of their respective representatives that relate to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Seller Parties, shall be controlled by the Sellers’ Representative on behalf of the Sellers and shall not pass to or be claimed by Buyer or, following the Closing, the Company. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sellers’ Representative and the Sellers, shall be controlled by the Sellers’ Representative on behalf of the Sellers and shall not pass to or be claimed by any of the Buyer or, following the Closing, the Company; provided, further, that nothing contained herein shall be deemed to be a waiver by any of the Buyer or any of their Affiliates (including, after the Closing, the Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(e) Notwithstanding the foregoing, in the event that a dispute arises between Buyer or, after the Closing, the Company, on the one hand, and a third party other than the Sellers’ Representative or the Sellers, on the other hand, Buyer or, following the Closing, the Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither Buyer nor, following the Closing, the Company may waive such privilege without the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, conditionally or delayed). In the event that Buyer or, following the Closing, the Company is legally required by applicable Law, an Order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, Buyer shall, to the extent permitted by such Law, Order other requirement, promptly (and, in any event, within two Business Days) notify the Sellers’ Representative in writing (including by making specific reference to this Section 12.16(e))) so that the Sellers’ Representative can seek a protective order and Buyer agrees to use all commercially reasonable efforts to assist therewith, in each case, at the sole expense of the Sellers’ Representative.

(f) To the extent that files or other materials maintained by Orrick constitute property of its clients related to the negotiation of this Agreement and consummation of the transactions contemplated hereby, only the Sellers’ Representative and the Sellers shall hold such property rights and Orrick shall have no duty to reveal or disclose any such files or other materials or any Privileged Deal Communications by reason of any attorney-client relationship between Orrick, on the one hand, and Company, on the other hand, so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(g) Buyer agrees on behalf of itself and, following the Closing, the Company, (i) to the extent that Buyer or, after the Closing, the Company receives or takes physical possession of any Deal Communications, (A) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Seller Parties or any other Person, of the privileges or protections described in this section, and (B) neither Buyer nor, following the Closing, the Company shall assert any claim that any of the Seller Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to intentionally access or use the Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Sellers’ Representative or any Seller waive the attorney-client or other privilege, or by otherwise asserting that Buyer or, following the Closing, the Company has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Deal Communications from Orrick so long as such Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

BUC MOBILE, INC.

By:	/s/ Ipai Terry Hsiao
Printed Name: Ipai Terry Hsiao
Title: Chairman and Secretary

SELLERS’ REPRESENTATIVE:

IpaiTerry Hsiao
Ipai Terry Hsiao

[Signature Pages Continue]

[Signature Page to Stock Purchase Agreement]

BUYER:

KALEYRA, S.p.A.

By:	/s/ Dario Calogero
Name: Dario Calogero
Title: Chief Executive Officer

[Signature Pages Continue]

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

ACTA Wireless Capital, LLC

/s/ Mark McDowell
Mark McDowell
Member/Manager

Amplifier Venture Partners Management

/s/ Jonathan Aberman
Jonathan Aberman
Managing Director

/s/ AdrianVelthuis
Alex Chalmers

/s/ Adrian Chavez-Batta
Adrian Chavez-Batta

/s/ Michael Crossin
Michael Crossin

/s/ Tom Dusenberry
Tom Dusenberry

EAI Technologies LLC

/s/ Jonathan Aberman
EAI Technologies LLC
CEO

/s/ James Hong
James Hong

James C. Hong Trust

/s/ James Hong
James Hong
trustee

/s/ Pin-Chin Hsu
Pin-Chin Hsu

[Signature Page to Stock Purchase Agreement]

James H. Hunt Revocable Living Trust

/s/ James Hunt and Laura B. Hunt
James H. Hunt and Laura B. Hunt
trustees

IDG-ACCEL CHINA GROWTH FUND L.P.
By: IDG-Accel China Growth Fund Associates L.P., its General Partner
By: IDG-Accel China Growth Fund GP Associates Ltd., its General

By:	Chi Sing Ho
Authorized Signatory

IDG-ACCEL CHINA GROWTH FUND-A L.P.
By: IDG-Accel China Growth Fund Associates L.P., its General Partner
By: IDG-Accel China Growth Fund GP Associates Ltd., its General

By:	Chi Sing Ho
Authorized Signatory

IDG-ACCEL CHINA INVESTORSL.P.
By: IDG-Accel Investors Associates Ltd., its General

By:	Chi Sing Ho
Authorized Signatory

/s/ Yuan-Ta Ko
Yuan-Ta Ko

/s/ Eileen Lee
Eileen Lee

/s/ Geoff Willard
Geoff Willard

/s/ Shonh S. Lee
Shonh S. Lee

/s/ Case McClintock
Casey McClintock

[Signature Page to Stock Purchase Agreement]

/s/ William Peters
William Peters

/s/ George Poole
George Poole

/s/ Robert Poulin
Robert Poulin

/s/ Soren Schafft
Soren Schafft

/s/ Alan Strauss
Alan Strauss

/s/ Glen Strauss
Glen Strauss

/s/ Kirk Tsai
Kirk Tsai

/s/ Christine Tsai
Christine Tsai

/s/ Margit Zimmern
Margit Zimmern

/s/ Elliott Wu
Elliott Wu

/s/ AdrianVelthuis
Adrian Velthuis

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

DEFINITIONS

The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Bank LCs” means collectively (i) the Irrevocable Standby Letter of Credit, dated as of the Closing Date, issued by Intesa in favor of the Sellers’ Representative, on behalf of the Sellers and Optionees, for an overall amount of US$2,000,000.00 for the guarantee of the obligation of the Buyer to pay to the Sellers the First Deferred Payment (the “First Bank LC”); and (ii) the Irrevocable Standby Letter of Credit, dated as of the Closing Date, issued by Intesa in favor of the Sellers’ Representative, on behalf of the Sellers and the Optionees, for an overall amount of US$2,000,000.00 for the guarantee of the obligation of the Buyer to pay to the Sellers the Second Deferred Payment (the “Second Bank LC”). The Bank LCs shall be issued substantially in the form attached hereto as Exhibit H and each of the First Bank LC and Second Bank LC will be provided to the Sellers’ Representative at Closing through the Paying Agent via SWIFT and be presentable at the counter of either Intesa or Citibank.

“Business Data” shall mean Data used exclusively by the Company.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing Net Debt” means, as of the Effective Time: (a) Company Closing Debt, minus (b) Company Cash. For the avoidance of doubt, Closing Net Debt may be a positive or negative number.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Cash” means, with respect to the Company, as of the Effective Time, an amount equal to the following: (a) their aggregate cash balance on a combined basis, including all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, short term investments and all other cash equivalents, and third party checks deposited that have not yet cleared, minus (b) the sum of all checks on draft that are issued or outstanding at such time, but only to the extent not counted as a current liability in the calculation of Net Working Capital, and excluding any Restricted Cash.

“Company Contract” means any Contract to which the Company is a party or by which it or any of its assets are bound.

“Confidential Information” means any and all technical, business and other information of or relating to the Company, their businesses or assets that derives value, actual, potential, economic or otherwise, from not being generally known to other Persons, including technical or non-technical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, lists of, or information relating to, actual or potential customers or suppliers, acquisition and investment plans and strategies, marketing plans, business plans or operations. Confidential Information includes information of third parties that the Company is obligated to or does keep or treat as confidential.

“Contracts” means all contracts, agreements, options, understandings, leases, licenses, sales and accepted purchase orders, commitments, warranties and other instruments of any kind, whether written or oral, to which any Person is a party or by which any of its assets are bound.

“DAA” means that certain Disbursing Agent Agreement, dated as of the date of this Agreement, by and among the Buyer, the Paying Agent and the Sellers’ Representative.

“Data” shall mean all data of any kind, including personally identifiable information, used exclusively in connection with the Company.

“Debt” means any indebtedness of a Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof), banker’s acceptances, interest swap agreements, capitalized or synthetic lease obligations or the unpaid balance of the purchase price of any assets, or overdrafts, as well as the amount of all indebtedness of others secured by a lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), all interest, fees and other expenses, including prepayment penalties and breakage costs, owed with respect to any obligations hereunder and, to the extent not otherwise included, the amount of any indebtedness of any other Person guaranteed by such Person, but excluding payables and other amounts arising under business contracts.

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement

“Dollars” means the lawful currency of the United States.

“Employees” means (a) those Persons employed by the Company immediately prior to the Closing and/or (b) those Persons providing services to the Company who are employed by the professional employer organization retained by the Company.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, title defect, right of first refusal, title retention agreement, transfer restriction or other encumbrance of any kind or nature whatsoever.

“Environmental Claim” means any Proceeding by any Person (including pursuant to the citizen suit provisions of any Environmental Law) alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials; or (c) relating to the health or safety of workers or the public. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim and/or relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to any Environmental Law.

“Equity Financing Securities” shall mean the shares of stock or any securities, including convertible indebtedness, conferring the right to purchase shares of stock or securities convertible into, or exchangeable for (with or without additional consideration), common stock, except that such defined term shall not include, with respect to the Company or the Buyer, any security (x) granted, issued or sold by the Company or the Buyer to any employee, consultant or advisor in such capacity whether in connection with an equity incentive plan adopted by the Company or the Buyer or (y) issued in connection with a strategic transaction undertaken by the Company or the Buyer.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business, whether or not incorporated, other than the Company, that has or had employees who are or have been at any date of determination occurring within the preceding six (6) years, treated pursuant to Section 4001(a)(14) of ERISA or Section 414 of the Code as employees of a single employer that includes the Company.

“FCC” means the Federal Communications Commission.

“FTC” means the Federal Trade Commission.

“Fundamental Representations” shall mean the representations and warranties set forth in Section 6.01 (Representations Regarding Sellers), Section 7.01 (Organization, Authority and Qualification of the Company), Section 7.02 (Capitalization), Section 7.05 (Financial Statements), Section 7.09(e) (first sentence) (Title), Section 7.10 (Intellectual Property) Section 7.13 (Compliance with Laws; Permits), Section 7.14 (Environmental Matters), Section 7.15 (Employees & Labor Matters), Section 7.16 (Employee Benefit Matters), Section 7.17 (Taxes; Tax Returns), Section 7.24 (Brokers) and Section 8.01 (Organization and Authority of Buyer).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award by, of or from any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is defined as or regulated as a hazardous, solid, acutely hazardous, or toxic waste or substance or as a pollutant, or words of similar import or regulatory effect, under any Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Intellectual Property” means any and all of the following, in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets, know-how and proprietary information; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections.

“Kaleyra Option Plan” means the “Kaleyra Incentive Plan,” under which the relevant beneficiary (i.e., the Founders, the Managers and any other individual to be identified as beneficiary of the Kaleyra Option Plan by the board of directors of the Buyer), shall receive a number of options which, if exercised pursuant to the terms and conditions set forth under the Kaleyra Option Plan Documents, will allow such beneficiaries to subscribe 1 (one) ordinary share of the Buyer for each exercised option; it being understood and agreed that the maximum number of shares of the Buyer that may be subscribed under the Kaleyra Option Plan shall not in any case be greater than 2% of the entire equity capitalization of the Buyer on a fully diluted basis.

“Kaleyra Option Plan Documents” means the terms and conditions of the Kaleyra Option Plan and all ancillary documents necessary to implement the Kaleyra Option Plan under Italian law, which shall be approved by the board of directors of the Buyer after Closing, in any case no later than September 30, 2018.

“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means when used in reference to the Company or Sellers, the actual knowledge of any of Founder and Manager/and/or Principal Sellers, in each case after making reasonable inquiries of those employees of the Company who would reasonably be expected to have responsive information with respect to the relevant matter.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not the same is required to be accrued or reflected on financial statements prepared in accordance with GAAP or is disclosed or required to be disclosed in any Schedule to this Agreement. For the avoidance of doubt, Liabilities includes any customer deposits.

“Losses” means all losses, damages (available at law or in equity), liabilities, costs or expenses, demands, claims, assessments, judgments, awards, fines, debt, interest, Taxes, sanctions, penalties, charges, including amounts paid in settlement and reasonable costs, fees and expenses of attorneys, accountants and other representatives of a Person incurring or suffering any Losses or seeking to investigate, mitigate or avoid same, whether or not arising from a Third-Party Claim.

“Net Working Capital” means, without duplication of amounts taken into account in the calculation of Company Cash, an amount (which may be positive or negative) equal to the following in each case as of the Effective Time: (a) the sum of the Company’s aggregate (i) accounts receivable (net of allowance for doubtful accounts), plus (ii) prepayments, minus (b) the sum of the Company’s (i) accounts payable, including payables relating to sales taxes plus (ii) accrued payables (including prorated, year-to-date employee bonuses and accrued vacation, sick leave or paid time off), in each case, determined in accordance with GAAP, and on a combined basis and eliminating all significant inter-company accounts and transactions. The calculation of Net Working Capital as of June 30, 2018 is set forth on Exhibit I. Net Working Capital will not include any income tax liabilities or assets. Net Working Capital as of July 31, 2018 will be calculated in a manner consistent with the calculation of Net Working Capital as of June 30, 2018 as illustrated on Exhibit I.

“Notes” means the Convertible Term Notes issued by the Company to the Noteholders on April 5, 2013 and December 19, 2013, as amended.

“Noteholders” means the following Persons: IDG-Accel China Growth Fund L.P., IDG-Accel China Growth Fund-A L.P., IDG Accel China Investors L.P., Hsiao, James Hunt Trust, Karmony, Inc., Peters Capital Management LLC.

“Option Cancellation and Payment Agreement” means the form of Option Cancellation and Cash-Out Agreement to be entered into with each of the Options, which shall be in substantially the form of Exhibit L hereto.

“Options” means the outstanding stock options of the Company,

“Paying Agent” means Citibank NA in its role under the DAA.

“Permits” means all permits, licenses, franchises, approvals, authorizations, qualifications, certificates, exemptions, registrations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (i) liens for Taxes not yet due and payable, (ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business and relating to amounts not yet due and payable, but which in each case have been fully accrued on the books of the Company, (iii) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, and (iv) liens created by this Agreement or any of the Transaction Documents, or in connection with the transactions contemplated hereby by Buyer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, debit or credit card number, passport number, or customer or account number, or any other piece of information that allows the identification, directly or indirectly, of a natural person or a specific device, including but not limited to a persistent device identifier, IP address, or other combination of attributes used to uniquely identify a device.

“Pre-Closing Cash” means $245,044.06.

“Pre-Closing Tax Period” means any taxable period ending before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the day prior to the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company (including as a successor), or with respect to any assets or operations of the Company, in each case for or in respect of any Pre-Closing Tax Period.

“Principal Sellers’ Cash Consideration” means, for each Principal Seller, an amount equal to the Closing Consideration (calculated for this purpose using the Estimated NWC Adjustment and the Estimated Closing Net Debt) distributable to such Principal Seller upon a distribution pro rata in accordance with each Sellers’ applicable portion of the Equity Interests minus an amount equal to the Setoff Consideration to be distributed to such Principal Seller.

“Related Party” means, with respect to any Person, any trustee, trustor, shareholder, beneficiary, partner, member, manager, interest holder, director, officer or executive employee of such Person, any family member of any trustee, trustor, shareholder, beneficiary, partner, member, manager, interest holder, director, officer or executive employee of such Person, or any other Person that, directly or indirectly, alone or together with others, is an Affiliate of such Person or of any trustee, trustor, shareholder, beneficiary, partner, member, manager, interest holder, director, officer or executive employee of such Person.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Cash” means any cash or cash equivalents: (a) held for, or on behalf of, a customer or client, or (b) which is subject to a restriction on its use or access (including any cash held in escrow, cash securing letters of credit or otherwise as collateral, and cash held as a security deposit, vendor deposit or other deposit).

“Right of First Refusal” means the right, granted to the Company in the Bylaws of the Company, to, upon a proposed transfer of any Equity Interest of the Company by a shareholder, purchase such Equity Interest of the Company from such shareholder.

“Section 280G Analysis” means an analysis of whether the transactions contemplated by this Agreement violate Section 280G of the Code with respect to any Seller.

“Sellers’ Rep Fund Amount” means an amount of $75,000 deposited as of Closing with the Sellers’ Representative to be used to fund post-Closing expenses incurred by the Sellers’ Representative under this Agreement.

“Sellers’ Representative” means Ipai Terry Hsiao, or his successor duly appointed pursuant to Section 12.14.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, amounts payable to any Governmental Authority in respect of unclaimed or abandoned property under any applicable escheatment or unclaimed property Laws, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for Tax, information return or statement or other document or form required to be filed with respect to Taxes (including estimated Tax payments, elections, and notices of or request to change accounting method) including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Account” means account number                                  opened in the name of the Buyer with the Paying Agent, into which the Buyer will pay any and all amounts due to the Sellers, Optionees, or others as provided in this Agreement, with such amounts to be distributed and/or managed by the Paying Agent according to the irrevocable instructions provided to it jointly by the Buyer and the Sellers’ Representative pursuant to the Disbursing Agent Agreement, which shall be in substantially the form of Exhibit K hereto.

“Transaction Documents” means, with respect to any person or Party, this Agreement, the Option Cancellation and Cash-Out Agreements, the DAA, and the other agreements, documents, instruments and certificates to be executed and delivered by such party at Closing in connection with this Agreement.

“Transaction Expenses” means all costs, fees and expenses paid before the Closing or payable by the Company at or after the Closing, either to or for the benefit of employees or directors of the Company or its Affiliates, or to third parties (including all fees and disbursements of counsel, investment banks, financial advisers, lawyers, and accountants) in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, or the negotiation thereof, including any bonuses, change in control payments, retention payments, severance payments and other amounts (however denominated), payable by the Company at or after the Closing to employees that are incurred or payable, in whole or in part, as a result of the transactions contemplated by this Agreement or the occurrence of the Closing (whether or not such bonuses or amounts are contingent on any other event or occurrence), including any Taxes payable by the Company in respect thereof.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Other Capitalized Terms. The following terms shall have the meanings specified in the relevant respective sections of this Agreement (certain of which are identified below, it being understood that this below will not control in the event of any mistaken references below):

Term	Section
Acceleration Event	Section 2.05(c)(i)
Agreement	Preamble
Unaudited Financial Statements	Section 7.05
Basket	Section 11.04(a)
Benefit Plan	Section 7.16(a)
Business	Section 6.02(a)(i)
Buyer	Preamble
Buyer’s Financial Statements	Section 5.08
Subscribed Shares	Section 2.01(b)
Buyer Indemnified Party	Section 11.02
Closing	Section 2.02
Closing Consideration	Section 2.01(b)
Closing Date	Section 2.02
Company	Recitals
Company Closing Debt	Section 2.03(a)
Company Intellectual Property	Section 7.10(b)
Conditions Precedent	Section 4.02
Covered Event	Section 5.16
Covered Persons	Section 7.16(a)
Deferred Consideration	Section 2.01(c)
Direct Claim	Section 11.05(c)
Disputed Matter	Section 2.04(c)(iii)
Disputes	Section 12.11
Effective Time	Section 2.02
Equity Interests	Recitals
Equity Incentive Plan	Recitals
Estimated Closing Statement	Section 2.04(a)(i)
Estimated Net Working Capital	Section 2.04(a)(i)
Estimated NWC Adjustment	Section 2.03(a)(ii)
Estimated Closing Net Debt	Section 2.05(a)(i)
Final Closing Statement	Section 2.04(a)(i)
Final Purchase Price	Section 2.01(d)
First Deferred Payment	Section 2.01(b)
Financial Statements	Section 7.05
Founders	Recitals
GDPR	Section 7.26(b)
ICDR Rules	Section 9.11

Term	Section
Indemnified Party	Section 11.04
Indemnifying Party	Section 11.04
Independent Accountant	Section 2.04(d)(iii)
Initial Cash Consideration	Section 2.01(b)
Insurance Policies	Section 7.11(a)
Interim Financial Statements	Section 7.05
Issuer Covered Person	Section 5.16
Key Employee	Section 5.11(b)
Licensed IP	Section 7.10(b)
Long Stop Date	Section 4.03
Majority Shares	Recitals
Managers	Recitals
Material Contracts	Section 7.08(a)
Material Customers	Section 7.22(a)
Material Vendors	Section 7.22(b)
Minority Shareholders	Recitals
Minority Shares	Recitals
NWC Adjustment	Section 2.04(a)(iii)
Original Arbitrator	Section 12.11
Owned IP	Section 7.10(a)
Payment Card Data	Section 7.10(g)
PCI Standards	Section 7.10(g)
Principal Sellers	Recitals
Proceeding	Section 6.02(a)
Provisional Purchase Price	Section 2.01(c)
Purchase Price	Section 2.01(b)
Qualified Benefit Plan	Section 7.16(b)
Real Property	Section 7.09(a)
Rebate Obligations	Section 7.22(c)
Reference Balance Sheet	Section 7.05
Reference Date	Section 7.05
Resolution Period	Section 2.04(c)(ii)
Review Period	Section 2.04(c)(i)
Rule 144	Section 6.09
Scheduled Transaction Expenses	Section 2.04(a)
Second Deferred Payment	Section 2.01(b)
Seller Indemnified Party	Section 11.03
Seller(s)	Preamble
Setoff Agreement	Section 2.03(b)(i)
Setoff Consideration	Section 2.01(b)
Shareholder Releases	Section 2.03(c)(xii)
Statement of Objections	Section 2.04(c)(ii)
Straddle Period	Section 10.02
Subscription Agreement	Section 2.03(b)(i)
Tax Claim	Section 10.03
Third-Party Claim	Section 11.05(a)